Exhibit 2.1

EXECUTION VERSION

SPIRE GLOBAL, INC.

and

SPIRE GLOBAL CANADA ACQUISITION CORP.

and

EXACTEARTH LTD.

ARRANGEMENT AGREEMENT

September 13, 2021

(i)

SCHEDULES

Schedule A	PLAN OF ARRANGEMENT
Schedule B	ARRANGEMENT RESOLUTION
Schedule C	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Schedule D	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT

(ii)

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of this 13th day of September, 2021,

AMONG:

SPIRE GLOBAL, INC., a corporation existing under the laws of the State of Delaware.

(“Parent”)

- and -

SPIRE GLOBAL CANADA ACQUISITION CORP., a corporation existing under the laws of the province of British Columbia.

(the “Purchaser”)

- and -

EXACTEARTH LTD., a corporation existing under the federal laws of Canada

(the “Company”)

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Company and/or the Subsidiary, any oral or written offer, proposal, expression of interest or inquiry from any Person or group of Persons other than the Purchaser or the Parent (or an affiliate of the Purchaser or the Parent or any Person acting jointly or in concert with the Purchaser or the Parent) after the date of this Agreement relating to, in each case whether in a single transaction or a series of transactions: (i) any direct or indirect sale or disposition (or any lease, licence or other arrangement having the same economic effect as a sale or disposition) of assets (including securities of the Subsidiary) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and the Subsidiary; (ii) any direct or indirect purchase, take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Company or securities convertible or exchangeable into voting or equity securities of the Company then outstanding; or (iii)

any acquisition, share issuance, arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, or other similar transaction involving the Company pursuant to which any Person or group of Persons would own, directly or indirectly, 20% or more of the voting or equity securities of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or the surviving entity.

“Affected Securityholders” means, collectively, the Shareholders, the holders of Company Options, the holders of DSUs and the holders of RSUs.

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions.

“Agreement” means this arrangement agreement.

“Anti-Spam Laws” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and other Laws that regulate the same or similar subject matter.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in accordance with the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Shareholders, substantially in the form set out in Schedule B.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“associate” has the meaning ascribed thereto in the Securities Act (Ontario).

“Authorization” means with respect to any Person, any order, permit, approval, consent, waiver, licence, registration, or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Board” means the board of directors of the Company as constituted from time to time.

“Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).

“Breaching Party” has the meaning ascribed thereto in Section 4.10(3).

“Business Day” means any day of the year, other than a Saturday, Sunday, or any day on which major banks are closed for business in Toronto, Ontario or Vienna, Virginia.

“Call-In Notice” means a notice given by the Secretary of State under section 1 of the NIS Act.

“Cash Consideration” means, for each Share, $2.5009 in cash.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Change in Recommendation” has the meaning ascribed thereto in Section 7.2(1)(d)(ii).

“Closing” has the meaning ascribed thereto in Section 2.7(2).

“Code” means the United States Internal Revenue Code of 1986.

“Collective Agreements” means all collective bargaining agreements or union agreements, or any similar agreements, applicable to the Company or the Subsidiary and all related letters or memoranda of understanding applicable to the Company or the Subsidiary which impose or may impose obligations upon the Company or the Subsidiary.

“Company” has the meaning ascribed thereto in the preamble hereto.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and all schedules, exhibits and appendices thereto, delivered by the Company to the Purchaser with this Agreement.

“Company Employees” means the current officers and employees of the Company and the Subsidiary.

“Company Filings” means all documents publicly filed by or on behalf of the Company on SEDAR since November 1, 2019 and before the date hereof.

“Company Material Adverse Effect” means in respect of the Company and the Subsidiary, any one or more changes, events, occurrences, developments, effects, circumstances or state of facts that either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Subsidiary, taken as a whole, but excluding any change, event, occurrence, development, effect, circumstance or state of facts arising out of, relating directly or indirectly to, resulting directly or indirectly from or attributable to:

(a)	any change, development or condition generally affecting the industries, businesses, or segments thereof, in which the Company and the Subsidiary operate;

(b)

any change, development or condition in or relating to global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes) or in general economic, business, banking, regulatory, currency exchange, interest rate, rates of inflation or market conditions or in national or global financial or capital markets;

(c)

any change, development or condition resulting from any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;

(d)	any adoption, proposal, implementation or change in Law or in any interpretation, application, or non-application of any Laws by any Governmental Entity;

(e)	any change in applicable generally accepted accounting principles, including IFRS;

(f)	any earthquake or other natural disaster;

(g)

any pandemic or outbreak of illness (including COVID-19 (Coronavirus) and any variants/mutations thereof) or other health crisis or public health event, or the worsening of any of the foregoing or the implementation of any COVID-19 Measures;

(h)

any action taken (or omitted to be taken) by the Company or the Subsidiary which is required to be taken (or omitted to be taken) pursuant to this Agreement or that is requested or consented to by the Purchaser in writing;

(i)

the failure of the Company to meet any internal, published or public projections, forecasts, guidance or estimates, including without limitation of revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(j)

the execution, announcement, pendency or performance of this Agreement or consummation of the Arrangement including (i) any steps taken pursuant to Section 4.5 or (ii) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or the Subsidiary with any of its current or prospective employees, lenders, shareholders, suppliers or other business partners; or

(k)

any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(i) except to the extent an effect referred to in clauses (a) through to and including (f) above, materially and disproportionately adversely effects the Company and the Subsidiary, taken as a whole, relative to other comparable companies and entities operating in the industries and businesses in which the Company and the Subsidiary operate; and (ii) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a Company Material Adverse Effect has occurred.

“Company Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.

“Company Options” means the outstanding options to purchase Shares issued pursuant to the Stock Option Plan.

“Company Software” means all Software that is owned by the Company or the Subsidiary, and which is used in the Company’s or the Subsidiary’s provision of products and services to customers.

“Confidentiality Agreement” means the confidentiality agreement dated July 12, 2021 between the Company and the Parent.

“Consideration” means, collectively, the Cash Consideration and the Share Consideration.

“Consideration Shares” means the Parent Shares to be issued as Share Consideration pursuant to the Arrangement.

“Constating Documents” means articles and notice of articles, articles of incorporation, amalgamation, or continuation, as applicable, by-laws and all amendments to such articles or by-laws.

“Contract” means any written or oral agreement, commitment, engagement, contract, licence, lease, obligation or undertaking to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound.

“Controlled Goods Program Certificate” means the certificate of registration issued to the Company by PSPC under the Controlled Goods Program (no. CG 14503 issued on November 25, 2014 and expiring on August 2, 2024).

“Court” means the Ontario Superior Court of Justice (Commercial List).

“COVID-19 Measures” has the meaning ascribed thereto in Section 4.1(1).

“Data Room” means the material contained in the virtual data room established by the Company as at 5:00 p.m. on September 12, 2021.

“Depositary” means Computershare Investor Services Inc. or such other Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Disclosed Personal Information” means Personal Information that a Party receives from one of the other Parties in connection with this Agreement prior to Closing.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“DSU Plan” means the Company’s Deferred Share Unit Plan effective as of February 4, 2016, as amended.

“DSUs” means the outstanding deferred share units issued under the DSU Plan.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Employee Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, stock appreciation, savings, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans and other employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or the Subsidiary, Company Employees or former Company Employees, which are maintained by or binding upon the Company or the Subsidiary or in respect of which the Company or the Subsidiary has any actual or potential liability.

“Employee Share Purchase Plan” means the Company’s employee share purchase plan as of February 4, 2016.

“Environmental Laws” means all Laws and agreements with Governmental Entities and all other statutory requirements relating to public health and safety, noise control, pollution, reclamation or the protection of the environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, including civil responsibility for acts or omissions with respect to the environment, and all Authorizations issued pursuant to such Laws, agreements or other statutory requirements.

“Fairness Opinion” means the opinion of the Financial Advisor to the effect that, as of the date of this Agreement, the Consideration to be received by the Shareholders is fair, from a financial point of view, to such holders.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Financial Advisor” means Cormark Securities Inc.

“GAC” means the Department of Global Affairs Canada, formerly known as the Canadian Federal Department of Foreign Affairs, Trade and Development, the Department of Foreign Affairs and International Trade or External Affairs and International Trade Canada.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency, political party, royal family or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, supervisory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“Hazardous Substances” means any element, waste or other substance, whether natural or artificial and whether consisting of gas, liquid, solid or vapour that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety or having a significant adverse effect upon the environment or human life or health.

“IFRS” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.

“Intellectual Property” means all intellectual property rights, including any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications; (iii) registered and unregistered copyrights, and applications for registration of copyrights; (iv) internet domain names; (v) trade secrets; (vi) Software; and (vii) all other intellectual or industrial property and proprietary rights of any kind and nature.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Internal Systems” has the meaning ascribed thereto under Paragraph (23(g)) of Schedule C.

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations thereunder, as may be amended from time to time.

“Investment Canada Act Clearance” means the Minister of Innovation, Science and Economic Development has not sent to the Purchaser a notice under Subsection 25.2(1) of the Investment Canada Act and the Governor in Council has not made an order under Subsection 25.3(1) of the Investment Canada Act in relation to the transactions contemplated by this Agreement and the time period for sending such notice or making such an order shall have expired or, if such a notice has been sent or such an order has been made, the Purchaser has subsequently received (i) a notice under paragraph 25.2(4)(a) of the Investment Canada Act indicating that a review of the transactions contemplated by this Agreement on grounds of national security will not be made, (ii) a notice under paragraph 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the transaction contemplated by this Agreement or (iii) an order under Section 25.4(1) of the Investment Canada Act indicating that the Governor in Council authorizes the completion of the transactions contemplated by this Agreement.

“ISED” means Innovation, Science and Economic Development Canada.

“ISU” means the Investment Security Unit within the UK Department for Business, Energy and Industrial Strategy.

“Law” means, with respect to any Person, any and all applicable law, constitution, treaty, convention, ordinance, by-law, code, rule, regulation, order, injunction, judgment, decree, ruling, award or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, standards, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Leases” has the meaning ascribed thereto under Paragraph (22) of Schedule C.

“Licensed Intellectual Property” means all Intellectual Property that is used or held for use by the Company or its Subsidiary and which is not Owned Intellectual Property.

“Lien” means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim or lien (statutory or otherwise), in each case, whether contingent or absolute.

“Locked-Up Shareholders” means the directors and executive officers of the Company together with MUUS & Company LLC, Ewing Morris & Co. Investment Partners Ltd., PenderFund Capital Management Ltd. and MMCAP International Inc.

“Matching Period” has the meaning ascribed thereto in Section 5.4(1)(d).

“Material Contract” means any Contract (other than the Leases): (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable; (ii) that is a shareholder agreement, partnership agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement, relating to the formation, creation or operation of any corporation, partnership, limited liability company or joint venture in which the Company or the Subsidiary is a shareholder, partner, member or joint venturer (or other participant) that is material to the Company and the Subsidiary, taken as a whole, but excluding any such partnership, limited liability company or joint venture which is a wholly-owned Subsidiary of the Company; (iii) under which indebtedness for borrowed money in excess of $200,000 is or may become outstanding, other than any such Contract between the Company and the Subsidiary; (iv) under which a customer of the Company or the Subsidiary made payments to the Company and the Subsidiary in excess of $200,000 for the fiscal year ended October 31, 2020 or is obligated to make payments to the Company or the Subsidiary for the fiscal year ended October 31, 2021 that the Company reasonably expects to be in excess of $200,000; (v) under which a supplier or service provider of the Company or the Subsidiary received payments from the Company and the Subsidiary in excess of $200,000 for the fiscal year ended October 31, 2020, or which the Company is obligated to make payments that it reasonably expects to be in excess of $200,000 for the fiscal year ended October 31, 2021; (vi) providing for the purchase, sale or exchange of, option or right of first refusal to purchase, sell or exchange, any property, asset or business where the purchase or sale price or agreed value or fair market value of such property, asset or business exceeds $200,000; (vii) requiring or otherwise relating to any future capital expenditures by the Company or the Subsidiary in excess of $200,000; (viii) that is a Collective Agreement; (ix) that contains express exclusivity or non-solicitation obligations of the Company or the Subsidiary (excluding customary non-solicitation provisions with customers and partners); (x) that expressly limits or restricts in any material respect (A) the ability of the Company or the Subsidiary to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Company or the Subsidiary may sell or solicit products or services; (xi) for the settlement or compromise of any Order or proceeding (A) pursuant to which the Company or the Subsidiary is subject to any continuing obligations in excess of $200,000 or (B) that limits, impairs or restricts in any material way the business or operations of the Company or the Subsidiary (including any non-competition, non-solicitation or other agreement that would purport to limit the ability of the Company, the Subsidiary or any of their Affiliates to engage in any line of business or carry on business in any geographic area); or (xii) that is between, on the one hand, the Company and/or the Subsidiary and on the other hand, (A) any current officer or director of the Company, other than employment and indemnification agreements or (B) any affiliate or associate of any such Person.

“Misrepresentation” has the meaning ascribed thereto under Securities Laws.

“MI 61-101” means Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions.

“Money Laundering Laws” has the meaning ascribed thereto in Paragraph (34) of Schedule C.

“Nominating Agreements” means, collectively, the nominating rights agreement between the Company and Ewing Morris & Co. Investment Partners Ltd. and the amended and restated nominating rights agreement between the Company and Hisdesat Servicios Estratégicos, S.A., each dated December 13, 2018.

“Non-Public Information” has the meaning ascribed thereto in Section 23(h).

“NSI Act” means the National Security and Investment Act 2021 (United Kingdom).

“NYSE” means the New York Stock Exchange.

“officer” has the meaning ascribed thereto in the Securities Act (Ontario).

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, reports, awards or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Ordinary Course” means, with respect to an action taken by the Company or the Subsidiary, that such action is consistent with the past practices of the Company and the Subsidiary and is taken in the ordinary course of the normal day-to-day operations of the business of the Company and the Subsidiary.

“Outside Date” means February 13, 2022, or such later date as may be agreed to in writing by the Parties; provided that if on the Outside Date, the conditions set forth in Section 6.1(3) (but only as it relates to any Law pertaining to a Required Regulatory Approval) or Section 6.1(4) have not been satisfied or waived but all other conditions to effect the Arrangement set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, which conditions shall be capable of being satisfied on the then Outside Date), then the Outside Date shall be extended by 30 days; provided, further, that (a) there shall be no more than four of such 30-day extensions such that in no event shall the Outside Date be extended beyond June 13, 2022, and (b) the Outside Date shall not be extended if the failure to satisfy the conditions set forth in Section 6.1(3) (but only as it relates to any Law pertaining to a Required Regulatory Approval) or Section 6.1(4) is the result of the Parent’s or the Purchaser’s failure to comply with its covenants in this Agreement.

“Owned Intellectual Property” means Intellectual Property owned or purported by the Company or its Subsidiary to be owned by the Company or its Subsidiary and all goodwill relating thereto.

“Owned Registered Intellectual Property” has the meaning ascribed thereto in Paragraph (23(a)) of Schedule C.

“Owned Technical Information” means Technical Information owned or purported by the Company or its Subsidiary to be owned by the Company or the Subsidiary.

“Parent” has the meaning ascribed thereto in the preamble hereto.

“Parent Filings” means all documents publicly filed by or on behalf of the Parent on EDGAR since June 1, 2020 and before the date hereof.

“Parent Financial Statements” has the meaning ascribed thereto in Paragraph (9) of Schedule D.

“Parent Employee Stock Purchase Plan” means the Parent’s employee stock purchase plan as of August 16, 2021.

“Parent Equity Incentive Plan” means the Parent’s equity incentive plan as of December 6, 2012, as amended.

“Parent Material Adverse Effect” means in respect of the Parent and any Subsidiary, any one or more changes, events, occurrences, developments, effects, circumstances or state of facts that either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, but excluding any change, event, occurrence, development, effect, circumstance or state of facts arising out of, relating directly or indirectly to, resulting directly or indirectly from or attributable to:

(a)	any change, development or condition generally affecting the industries, businesses or segments thereof, in which the Parent and its Subsidiaries operate;

(b)

any change, development or condition in or relating to global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes) or in general economic, business, banking, regulatory, currency exchange, interest rate, rates of inflation or market conditions or in national or global financial or capital markets;

(c)

any change, development or condition resulting from any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;

(d)	any adoption, proposal, implementation or change in Law or in any interpretation, application or non-application of any Laws by any Governmental Entity;

(e)	any change in applicable generally accepted accounting principles, including U.S. GAAP;

(f)	any earthquake or other natural disaster;

(g)

any pandemic or outbreak of illness (including COVID-19 (Coronavirus) and any variants/mutations thereof) or other health crisis or public health event, or the worsening of any of the foregoing or the implementation of any COVID-19 Measures;

(h)

any action taken (or omitted to be taken) by the Parent or any its Subsidiaries which is required to be taken (or omitted to be taken) pursuant to this Agreement or that is requested or consented to by the Company in writing;

(i)

the failure of the Parent to meet any internal, published or public projections, forecasts, guidance or estimates, including without limitation of revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred);

(j)

the execution, announcement, pendency or performance of this Agreement or consummation of the Arrangement including (i) any steps taken pursuant to Section 4.5, or (ii) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Parent or any of its Subsidiaries with any of its current or prospective employees, lenders, shareholders, suppliers or other business partners; or

(k)

any change in the market price or trading volume of any securities of the Parent (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Parent Material Adverse Effect has occurred);

(i) except to the extent an effect referred to in clauses (a) through to and including (f) above, materially and disproportionately adversely effects the Parent and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries and businesses in which the Parent and its Subsidiaries operate; and (ii) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a Parent Material Adverse Effect has occurred.

“Parent Options” means the outstanding options to purchase Parent Shares issued pursuant to the Parent Equity Incentive Plan.

“Parent Performance Awards” means the outstanding performance awards of the Parent issued pursuant to the Parent Equity Incentive Plan.

“Parent RSAs” means the outstanding restricted stock awards of the Parent issued pursuant to the Parent Equity Incentive Plan.

“Parent RSUs” means the outstanding restricted stock units of the Parent issued pursuant to the Parent Equity Incentive Plan.

“Parent SARs” means the outstanding Parent stock appreciation rights issued pursuant to the Parent Equity Incentive Plan.

“Parent Shares” means the shares of class A common stock in the authorized share capital of Parent.

“Parent Warrant Agreements” means (i) the warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and Parent, dated as of September 9, 2020; and (ii) the warrant agreement between The European Investment Bank, as original warrantholder, and Parent, dated August 20, 2020.

“Parent Warrants” means the outstanding common share purchase warrants of Parent governed by the Parent Warrant Agreements.

“Parties” means, collectively, the Company, the Purchaser and the Parent and “Party” means any one of them.

“Permitted Liens” means, as of any particular time and in respect of any Person, each of the following Liens:

(a)	Liens for Taxes which are not delinquent or that are being contested in good faith and that have been adequately reserved on the Company’s financial statements;

(b)	Liens of contractors, subcontractors, mechanics, materialmen, carriers, workmen, suppliers, warehousemen, repairmen and similar Liens granted or which arise in the Ordinary Course;

(c)

Liens arising under or in connection with zoning, building codes and other land use Laws regarding the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity;

(d)

the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant, Authorization or permit of the Company or the Subsidiary, to terminate any such lease, licence, franchise, grant, Authorization or permit, or to require annual or other payments as a condition of their continuance;

(e)

easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar matters that, individually or in the aggregate, do not materially and adversely impact the Company’s and the Subsidiary’s current or contemplated use, occupancy, utility or value of the applicable real property and provided the same have been complied with in all material respects up to and including Closing or in respect of which any non-compliance thereof would not materially impair the current or contemplated use, occupancy, utility or value of the applicable real property;

(f)

Liens against the real property leased (or subleased) by the Company or the Subsidiary (excluding any Liens granted by the Company or the Subsidiary against their respective leasehold interests therein); and

(g)	in respect of the Company, the Liens listed in Section 1.1 of the Company Disclosure Letter.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity, whether or not having legal status.

“Personal Information” means information about an identifiable individual in the possession or under the control of the Company or the Subsidiary, except to the extent excluded from the application of applicable Privacy Laws.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule A, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 4.7.

“Privacy and Data Security Requirements” means all (a) applicable Privacy Laws; (b) Contract terms to which the Company or the Subsidiary are a party or are otherwise bound that impose obligations on the Company or the Subsidiary relating to Personal Information, privacy or information security; and (c) Privacy Policies.

“Privacy Laws” means all Laws relating to the Processing of Personal Information and Anti-Spam Laws.

“Privacy Policy” means the Company or the Subsidiary’s: (a) publicly-facing policies or notices relating to Personal Information, privacy and/or the security of the Personal Information (e.g., posted privacy policies, notices provided in connection with the Processing of Personal Information), and (b) internal privacy policies or guidelines.

“Process,” “Processed,” or “Processing” means to collect, use, modify, retrieve, disclose, store, delete, and/or manage Personal Information.

“PSPC” means Public Services and Procurement Canada, formerly known as Public Works and Government Services Canada.

“PSPC Filing” means all filings and submissions required under any Law to be made with the PSPC in connection with the transactions contemplated by this Agreement with respect to the Controlled Goods Program Certificate and with respect to security clearances issued to the Company by PSPC’s Contract Security Program.

“Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as “free software” or “open source software” (e.g. Linux), or pursuant to “open source,” “copyleft” or similar licensing and distribution models; (b) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or minimal charge; or (c) any Software that meets the Open Source Definition (www.opensource.org/osd) or otherwise identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) as of the date hereof.

“Purchaser” has the meaning ascribed thereto in the preamble hereto.

“Purchaser Parties” means, collectively, the Parent and the Purchaser, and “Purchaser Party” means either one of them.

“Regulatory Approvals” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, or any notice to, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Arrangement and includes the Stock Exchange Approval and the Required Regulatory Approvals.

“Related Party Agreement” has the meaning ascribed thereto in Paragraph 15 of Schedule C.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment.

“Representatives” has the meaning ascribed thereto in Section 5.1(1).

“Required Regulatory Approvals” means (a) the Investment Canada Act Clearance, and (b) the UK FDI Clearance.

“RSSSA” means the Remote Sensing Space Systems Act.

“RSSSA Filing” means all filings and submissions required under any Law to be made with GAC in connection with the transactions contemplated by this Agreement with respect to the RSSSA Licence.

“RSSSA Licence” means the provisional approval of a licence application issued by GAC to the Company.

“RSUs” means the outstanding restricted share units issued under the Share Unit Plan.

“Satellite” means (a) each satellite owned by the Company or the Subsidiary, whether or not in orbit, and (b) each completed satellite which has not yet launched or satellite which is in production which is owned or expected to be owned, used or held for use by the Company or the Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.14(1).

“Section 721” means Section 721 of the United States Defense Production Act of 1950 (50 U.S.C. § 4565).

“Secretary of State” means the UK Secretary of State for Business, Energy and Industrial Strategy.

“Securities Authority” means the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Securities Laws” means the Securities Act (Ontario) and any other applicable Canadian provincial and territorial securities Laws, rules and regulations and published policies thereunder.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Shareholders” means the registered and/or beneficial holders of Shares, as the context requires.

“Share Consideration” means, for each Share, 0.1 Parent Shares.

“Shares” means the common shares in the capital of the Company and includes, for greater certainty, any Shares issued upon the valid exercise of Company Options or the settlement of RSUs.

“Share Unit Plan” means the amended and restated share unit plan of the Company dated as of April 28, 2021.

“Software” means software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code.

“Special Committee” means the special committee of the Board formed in relation to the proposal to effect the transactions contemplated by this Agreement.

“Spectrum Licence” means Spectrum Licence #010797066-001 issued to the Company by ISED.

“Spectrum Licence Filing” means all filings and submissions required to be made with ISED with respect to the Spectrum Licence to (a) have the Spectrum Licence amended to reflect the correct licensee name, as applicable; or (b) surrender the Spectrum Licence, such that the Company will not hold the licence at Closing.

“Stock Exchange Approval” means the approval, subject to official notice of issuance, of the listing of the Parent Shares to be issued pursuant to the Arrangement on the NYSE shall have been obtained.

“Stock Option Plan” means the amended and restated stock option plan of the Company dated as of April 28, 2021.

“Subsidiary” has the meaning ascribed thereto in the Securities Act (Ontario) and, in respect of the Company, means exactEarth Europe Ltd., the Company’s wholly owned subsidiary incorporated under the laws of England and Wales.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party after the date of this Agreement that is not solicited after the date hereof in contravention of Section 5.1(1): (i) to acquire all of the outstanding Shares or all or substantially all of the assets of the Company on a consolidated basis; (ii) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; (iii) is not subject to a financing condition or contingency and in respect of which it has been demonstrated to the satisfaction of the Board that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (iv) that is not subject to a due diligence or access to information condition; and (v) in respect of which the Board determines, in its good faith judgment, after receiving the advice of its financial advisor and outside counsel and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial and regulatory matters, the Person making the proposal and other aspects, that it would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable, from a financial point of view, to Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2)).

“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.4(1)(b).

“Systems” means the Software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related information technology systems used by the Company or the Subsidiary in connection with the conduct of the business of the Company or the Subsidiary.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, filed or required to be filed in respect of Taxes.

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, licence, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import and export, countervail and anti-dumping, and including all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Technical Information” means all confidential information and other proprietary know-how and related technical knowledge, including:

(a)	information of a scientific, technical, financial or business nature regardless of its form;

(b)

requirements, specifications and documentation, design documentation, test cases, manual test cases, user documentation, problem reports, historical project schedules (including actual hours to build and testing estimates) and any other planning and execution documentation, including assumptions and process flows used during the requirements writing process, features that have been removed from the project scope and any special setup required to run regression procedures;

(c)

outstanding suggestions or feature requests (per module), documented research, forecasts, studies, marketing plans, budgets, market data, developmental, demonstration or engineering work, information that can be used to define a design or process or procure, produce, support or operate material and equipment, methods of production and procedures, all formulas and designs and drawings, blueprints, patterns, plans, flow charts, parts lists, manuals and records, specifications, and test data; and

(d)	product documentation and user documentation.

“Terminating Party” has the meaning ascribed thereto in Section 4.10(3).

“Termination Fee” has the meaning ascribed thereto in Section 8.2(2).

“Termination Fee Event” has the meaning ascribed thereto in Section 8.2(2).

“Termination Notice” has the meaning ascribed thereto in Section 4.10(3).

“Third Party Beneficiaries” has the meaning ascribed thereto in Section 8.6(1).

“Transaction Expenses” means, collectively, (i) the fees, costs and expenses of any outside legal counsel, investment bankers, accountants or other advisors (including any amounts payable to the brokers) and (ii) any cash amounts required to settle payments to holders of DSUs.

“TSX” means the Toronto Stock Exchange.

“UK FDI Clearance” means in the event that (A) at any time prior to the Effective Date the provisions in the NSI Act regulating the notification of transactions to the Secretary of State enter into force and (i) the Arrangement is a notifiable acquisition within the meaning of section 6 of the NSI Act, or (ii) a Call-In Notice is delivered, or (B) at any time prior to three Business Days prior to the Effective Date the ISU expressly informs one or more of the Parties in writing that the Arrangement is likely to give rise to concerns such that the Secretary of State intends to issue a Call-In Notice following the provisions in the NSI Act regulating the notification of transactions entering into force, the Secretary of State either notifying Purchaser that no further action will be taken in relation to the Arrangement or making a final order pursuant to the NSI Act in respect of the Arrangement, the provision of which would allow the Arrangement to complete.

“Unauthorized Code” means any virus, trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means the U.S. federal securities laws, including without limitation, the Securities Act, the U.S. Exchange Act and applicable U.S. state securities laws.

“wilful breach” of any representation, warranty or covenant by a Party means that, as applicable, a senior officer or Director of the applicable Party (a) as to a representation or warranty herein, had actual knowledge that a representation or warranty of the Party to which he or she served as a senior officer or Director was materially false when made or (b) as to a covenant herein, directed or allowed the Party to take an action, fail to take action or permit an action to be taken or occur that he or she knew at such time would, or would be reasonably expected to, constitute a material breach of a covenant herein by such Party.

Section 1.2 Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)

Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to $ are references to Canadian dollars, unless specified otherwise.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The term “made available” means (i) copies of the subject materials were included in the Data Room, (ii) copies of the subject materials were provided to the Purchaser or the Parent or their respective Representatives, or (iii) the subject material was listed in the Company Disclosure Letter or referred to in the Data Room and copies were provided to the Purchaser or the Parent by the Company if requested.

(5)	Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement.

(6)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge of each of the Chief Executive Officer and the Chief Financial Officer of the Company, after due and diligent inquiry. Where any representation or warranty is expressly qualified by reference to knowledge of the Purchaser or the Parent, it is deemed to refer to the actual knowledge of the Chief Executive Officer, the Chief Financial Officer and the Vice President and General Manager, Federal of the Parent, after due and diligent inquiry.

(7)

Accounting Terms. All accounting terms are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with IFRS.

(8)

Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(9)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(10)	Time References. References to time are to local time, Toronto, Ontario.

(11)	Schedules. The schedules attached to this Agreement and the Company Disclosure Letter form an integral part of this Agreement for all purposes of it.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2 Interim Order

As soon as reasonably practicable after the date of this Agreement, the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Section 192 of the CBCA and, in cooperation with the Parent and the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a)	for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)

that the required level of approval for the Arrangement Resolution shall be (i) two-thirds of the votes cast on such resolution by Shareholders present in person or represented by proxy at the Company Meeting, and (ii) if required, a majority of the votes cast on such resolution by Shareholders present in person or represented by proxy at the Company Meeting excluding for this purpose votes attached to Company Shares held by persons described in items (a) through (d) of Section 8.1(2) of MI 61-101;

(c)

that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)	for the grant of Dissent Rights to those Shareholders who are registered Shareholders as contemplated in the Plan of Arrangement;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g)

that the Parties intend to rely upon the exemption from registration requirements provided by Section 3(a)(10) of the U.S. Securities Act and applicable U.S. state securities laws in reliance upon similar exemptions under applicable U.S. state securities laws in connection with the offer and sale of Consideration Shares in accordance with the Arrangement, subject to and conditioned on the Court’s approval of the Arrangement and determination that the Arrangement is substantively and procedurally fair to the Shareholders with respect to the issuance of the Consideration Shares in exchange for Shares, Company Options and RSUs pursuant to the Arrangement, to implement the transactions contemplated hereby;

(h)

confirmation of the record date for the Shareholders entitled to receive notice of and to vote at the Company Meeting and that the record date will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Company Meeting, unless required by the Court; and

(i)

for such other matters as the Purchaser or the Company may reasonably require, subject to obtaining the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed.

Section 2.3 The Company Meeting

The Company shall:

(a)

in consultation with the Purchaser, convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably practicable (and the Company shall use commercially reasonable efforts to do so on or before November 19, 2021, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of)) the Company Meeting without the prior written consent of the Purchaser: (i) except as required or permitted under Section 4.10(3) or Section 5.4(5); (ii) except as required for quorum purposes (in which case, the Company Meeting shall be adjourned and not cancelled); (iii) except as required by Law or by a Governmental Entity; or (iv) except for adjournments for not more than ten (10) Business Days in the aggregate for the purposes of attempting to solicit proxies to obtain the requisite approval of the Arrangement Resolution;

(b)

subject to the terms of this Agreement, solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, and at the expense of the Purchaser, using proxy solicitation services firms to solicit proxies in favour of the approval of the Arrangement Resolution;

(c)

promptly provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any proxy solicitation services firm retained by the Company (if applicable), as requested from time to time by the Purchaser;

(d)

consult with the Purchaser in fixing the date of the Company Meeting and record date of the Company Meeting, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting;

(e)

advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(f)

promptly advise the Purchaser of any material communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement and any purported exercise or withdrawal of Dissent Rights by Company Shareholders;

(g)

not change the record date for the Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law or as otherwise contemplated under the terms of this Agreement; and

(h)

not make any payment or settlement offer, or agree to any settlement, before the Effective Time with respect to any notice of dissent or purported exercise of Dissent Rights or any other claim in opposition of the Arrangement unless the Purchaser has given its prior written consent (which may be granted or withheld in the Purchaser’s sole and absolute discretion) to such payment, settlement offer or settlement as applicable.

Section 2.4 The Company Circular

(1)

Subject to the Purchaser’s compliance with Section 2.4(4), the Company shall prepare and complete the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, as soon as practicable after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Shareholder and other Persons as required by the Interim Order and Law, in each case using commercially reasonable efforts so as to permit the Company Meeting to be held by the date specified in Section 2.3(a).

(2)

The Company shall ensure that the Company Circular complies in all material respects with Law, does not contain any Misrepresentation (provided that the Company shall not be responsible for the accuracy of any information furnished by the Purchaser Parties in writing specifically for purposes of inclusion in the Company Circular pursuant to Section 2.4(4)) and provides the Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Fairness Opinion; (ii) a statement that the Board has, after receiving legal and financial advice and the recommendation of the Special Committee, unanimously determined that the Arrangement is in the best interests of the Company and is fair to Shareholders and unanimously recommends that Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”); and (iii) a statement that each Locked-Up Shareholder has entered into a voting agreement pursuant to which, and subject to its terms, he, she or it has committed to vote in favour of the Arrangement Resolution. The Company Circular shall also contain such information as may be required to allow the Purchaser Parties to rely upon the Section 3(a)(10) Exemption with respect to the offer and sale of the Consideration Shares pursuant to the Arrangement.

(3)

The Company shall give the Purchaser Parties and their legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by them, and agrees that all information relating solely to the Purchaser or the Parent included in the Company Circular must be in a form and content satisfactory to them, acting reasonably.

(4)

Each of the Purchaser Parties shall provide the Company, on a timely basis, with all necessary information regarding the Purchaser, the Parent, the affiliates of the Parent and the Consideration Shares, including any pro forma financial statements prepared in accordance with U.S. GAAP, as required by applicable Laws for inclusion in the Company Circular or in any amendments or supplements to such Company Circular. The Parent shall ensure that such information does not contain any Misrepresentation concerning the Parent, its affiliates and the Consideration Shares, and each of the Purchaser Parties will, on a joint and several basis, indemnify the Company and its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)

any Misrepresentation or alleged Misrepresentation contained in any information relating to the Purchaser Parties, their affiliates or the Consideration Shares included in the Company Circular that was provided in writing by a Purchaser Party or a Representative thereof expressly for inclusion in the Company Circular pursuant to this Section 2.4(4); and

(b)

any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the Company Circular that was provided in writing by a Purchaser Party or a Representative thereof expressly for inclusion in the Company Circular pursuant to this Section 2.4(4).

(5)

Each Party shall also use its commercially reasonable efforts to obtain any necessary consents from any of its respective auditors and any other advisors to the use of any financial or other expert information required to be included in the Company Circular or in any other disclosure document required by Law and to the identification in the Company Circular or such disclosure document of each such advisor.

(6)

Each Party shall promptly notify the other Party if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by Law, file the same with the Canadian Securities Authorities, the SEC, or any other Governmental Entity.

Section 2.5 Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Arrangement Resolution is passed at the Company Meeting. In the event Court operations are restricted in response to any COVID-19 Measures, the foregoing date may be extended until the earlier of: (a) the date that is ten (10) Business Days after the date on which the Court grants a telephonic or other remote means of hearing the application; (b) the date the Court specifies as the hearing date for the Final Order; and (c) the earliest possible date on which the Court grants a hearing date for the application after resuming unrestricted operations.

Section 2.6 Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall diligently pursue, and cooperate with the Purchaser Parties in diligently pursuing, the Interim Order and the Final Order, and the Company will provide the Purchaser Parties and their legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials, and will accept the reasonable comments of the Purchaser Parties and their legal counsel with respect to any information required to be supplied by the Purchaser Parties and included in such materials. The Company will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement, provided that no increase in or variation in the form of Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights under this Agreement or the Arrangement shall be made without the Purchaser’s prior written consent. In addition, the Company will not object to legal counsel to the Purchaser Parties making such submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided the Purchaser Parties advise the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. The Company will also provide legal counsel to the Purchaser Parties with copies of any notice and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order. The Company will oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser.

Section 2.7 Articles of Arrangement and Effective Date

(1)	The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the Plan of Arrangement.

(2)

Unless another time or date is agreed to in writing by the Parties, the completion of the Arrangement (the “Closing”) will take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the Parties hereto, at 9:00 a.m. (Toronto time) on the third Business Day after the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, are to be satisfied on the Effective Date, but subject to the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date). The Company shall send the Articles of Arrangement to the Director on the day of Closing.

Section 2.8 Payment of Consideration

The Purchaser Parties shall, by no later than the Closing and in any event prior to the sending by the Company of the Articles of Arrangement to the Director in accordance with Section 2.7(2): (i) deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser Parties, each acting reasonably) sufficient funds and Parent Shares to satisfy the aggregate Consideration payable to the Shareholders pursuant to the Plan of Arrangement, plus sufficient funds to satisfy any aggregate cash payment in lieu of fractional Parent Shares; and (ii) provide the Company with sufficient funds, as a loan to the Company, to pay in full any Transaction Expenses incurred in connection with this Agreement.

Section 2.9 Adjustment to Consideration

(1)

If, on or after the date of this Agreement, the Company sets a record date for any dividend or other distribution on the Shares that is prior to the Effective Date, then: (i) to the extent that the amount of such dividends or distributions per Share does not exceed the Consideration, the Consideration shall be reduced by the amount of such dividends or distributions; and (ii) to the extent that the amount of such dividends or distributions per Share exceeds the Consideration, such excess amount shall be placed in escrow for the account of the Purchaser or another Person designated by the Purchaser.

(2)

If, on or after the date of this Agreement, the issued and outstanding Parent Shares shall have been changed into a different number of shares by reason of any split, consolidation or stock dividend of the issued and outstanding Parent Shares or similar event, then the Share Consideration to be paid per Share shall be appropriately adjusted to provide to Shareholders the same economic effect as contemplated by this Agreement and this Plan of Arrangement prior to such action and as so adjusted.

Section 2.10 Withholding Taxes

The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any amount otherwise payable or deliverable to any Affected Securityholders under the Plan of Arrangement or this Agreement such amounts as the Purchaser, the Company or the Depositary, as applicable, are required to deduct and withhold, or reasonably believe to be required to deduct and withhold, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the amount otherwise payable or deliverable pursuant to the Plan of Arrangement or this Agreement and shall be treated for all purposes under the Plan of Arrangement or this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity. The Purchaser will (i) promptly notify the Company if it becomes aware of any such deduction or withholding, and (ii) remit any withheld or deducted amounts to the appropriate Governmental Entity within the time required by applicable Law. Each of the Company, the Purchaser and the Depositary is hereby authorized to sell or otherwise dispose of such portion of Parent Shares payable as Share Consideration as is necessary to provide sufficient funds to the Company, the Purchaser or the Depositary, as applicable, to enable it to implement such deduction or withholding, and the Company, the Purchaser or the Depositary will notify the holder thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to the holder.

Section 2.11 List of Shareholders

At the reasonable request of the Purchaser from time to time, the Company shall, as soon as reasonably practicable, provide the Purchaser with a list of the registered Shareholders, together with their addresses and respective holdings of Shares, a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Shares (including holders of Company Options, DSUs, and RSUs) and a list of non-objecting beneficial owners of Shares, together with their addresses and respective holdings of Shares, all as of a date that is as close as reasonably practicable prior to the date of delivery of such lists. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Shareholders and lists of holdings and other assistance as the Purchaser may reasonably request.

Section 2.12 Incentive Plan Matters

(1)	The Parties acknowledge that the outstanding Company Options, DSUs, and RSUs shall be treated in accordance with the provisions of the Plan of Arrangement.

(2)

The Parties acknowledge that no deduction will be claimed by the Company or any Person not dealing at arm’s length with the Company in respect of any payment made to a holder of Company Options in respect of the Company Options pursuant to the Plan of Arrangement who is a resident of Canada or who is employed in Canada (all within the meaning of the Tax Act), in computing the Company’s, or any Person not dealing at arm’s length with the Company, taxable income under the Tax Act and the Purchaser shall cause the Company to: (i) where applicable, make an election pursuant to Subsection 110(1.1) of the Tax Act in respect of the cash payments made in exchange for the surrender of Company Options; and (ii) provide evidence in writing of such election to holders of Company Options.

Section 2.13 Guarantee

The Parent hereby unconditionally and irrevocably guarantees in favour of the Company the due and punctual performance by the Purchaser of each and every of the Purchaser’s covenants, obligations and undertakings hereunder, including without limitation the payment of the aggregate Consideration payable to Shareholders in accordance with the terms of this Agreement and the Plan of Arrangement, which guarantee will remain in force until all such covenants, obligations and undertakings have been satisfied in full and agrees to be jointly and severally liable with the Purchaser for the truth, accuracy and completeness of all of the Purchaser’s representations and warranties hereunder. The Parent hereby agrees that its guarantee is continuing in nature and full and unconditional, and no release or extinguishments of the Purchaser’s liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of the Parent’s guarantee. The Parent hereby agrees that the Company shall not have to proceed first against the Purchaser in respect of any such matter before exercising its rights under this guarantee against the Parent and the Parent agrees to be jointly and severally liable with the Purchaser for all guaranteed obligations as if it were the principal obligor of such obligations. The Parent acknowledges that the Company is relying on this Section 2.13 in entering into this Agreement.

Section 2.14 U.S. Securities Law Matters

(1)

The Parties intend that the issuance of the Consideration Shares under the Arrangement by Parent, whether in the United States, Canada or any other country, shall be exempt from the registration requirements of the U.S. Securities Act pursuant to the exemption provided by Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”). Each Party shall act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement set forth in this Section 2.14. Accordingly, it is contemplated that such Consideration Shares will be freely tradeable and evidenced without a U.S. Securities Act restrictive legend, provided that any such Consideration Shares issued to persons who are affiliates of Parent at or within 90 days prior to the Effective Time will be subject to resale restrictions under Rule 144 promulgated under Rule 144 of the U.S. Securities Act.

(2)

In order to ensure the availability of the Section 3(a)(10) Exemption and to facilitate Purchaser’s and the Parent’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement shall be carried out on the following basis:

(a)	the Arrangement shall be subject to the approval of the Court which shall be required to satisfy itself as to the substantive and procedural fairness of the Arrangement;

(b)

prior to the issuance of the Interim Order, the Court shall be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption with respect to the issuance of the Consideration Shares and will be advised that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Persons who are entitled to receive Consideration Shares pursuant to the Arrangement;

(c)

prior to the issuance of the Interim Order, the Company will file with the Court a draft copy of the proposed text of the Company Circular together with any other documents required by Law in connection with the Company Meeting;

(d)	the Final Order shall expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Persons to whom the Consideration Shares will be issued;

(e)

the Parties shall ensure that each Person entitled to receive Consideration Shares on completion of the Arrangement shall be given adequate and appropriate notice advising them of their right to attend and appear before the Court at the hearing of the Court for the Final Order and providing them with sufficient information necessary to enable such Person to exercise such right;

(f)

the Interim Order shall specify that each Person to whom Consideration Shares shall be issued pursuant to the Arrangement shall have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as such securityholder enters an appearance within a reasonable time and in accordance with the requirements of the Section 3(a)(10) Exemption;

(g)	the Court will be required to satisfy itself as to the substantive and procedural fairness of the Arrangement to the Shareholders;

(h)	the Court shall hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order;

(i)

all Consideration Shares issued to Persons in the United States will be registered or qualified under the securities laws of each state, territory or possession of the United States in which any Person receiving Consideration Shares is located, unless an exemption from such state securities law registration or qualification requirements is available;

(j)

the issuer of any Consideration Shares issued to a Person in any state, territory or possession of the United States shall comply with any issuer broker-dealer registration requirement applicable in that state, territory or possession, unless an exemption from such issuer broker-dealer registration requirement is available;

(k)	the Final Order will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Shareholders to whom Consideration Shares will be issued; and

(l)	the Final Order shall include a statement to substantially the following effect:

“This Order shall serve as the basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of common shares of the Parent pursuant to the Plan of Arrangement”.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company

(1)

Except as set forth in: (i) the correspondingly numbered section of the Company Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any section of the Company Disclosure Letter shall also be deemed to be an exception to (or, as applicable, disclosure for the purposes of) any other representations and warranties of the Company contained in this Agreement to the extent that its relevance to such other representation or warranty is reasonably apparent); or (ii) the Company Filings (excluding any cautionary language and any disclosures set forth in any “risk factor” section or market risk section and in any section relating to forward looking statements, it being understood that any matter disclosed in the Company Filings will not be deemed disclosed for purposes of the representations in Paragraphs (2), (3), (6), (9), (37(a)), (39) and (40) and the first sentence of Paragraph (1) of Schedule C), the Company represents and warrants to the Purchaser as set forth in Schedule C and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

Except for the representations and warranties set forth in this Agreement or in any certificate delivered pursuant to the terms hereof, neither the Company nor any other Person has made or makes, and neither the Parent nor the Purchaser has relied upon, any other express or implied representation and warranty, either written or oral, on behalf of the Company.

(3)	The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.

Section 3.2 Representations and Warranties of the Purchaser and the Parent

(1)

Except as set forth in the Parent Filings (excluding any cautionary language and any disclosures set forth in any “risk factor” section or market risk section and in any section relating to forward looking statements, it being understood that any matter disclosed in the Parent Filings will not be deemed disclosed for purposes of the representations in Paragraphs (2), (3), (6) and (21) of Schedule D), each of the Purchaser and Parent jointly and severally represent and warrant to the Company as set forth in Schedule D and acknowledge and agree that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

Except for the representations and warranties set forth in this Agreement or in any certificate delivered pursuant to the terms hereof, neither the Purchaser or the Parent nor any other Person has made or makes, and the Company has not relied upon, any other express or implied representation and warranty, either written or oral, on behalf of the Purchaser or the Parent.

(3)

The representations and warranties of each of the Purchaser and the Parent contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.

ARTICLE 4

COVENANTS

Section 4.1 Conduct of Business of the Company

(1)

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as required or permitted by this Agreement; (iii) as required by Law or any Material Contract in effect as of the date hereof; (iv) to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social or physical distancing, shut down, closure, sequester or any other Law or guidelines or recommendations issued by a Governmental Entity or as reasonably considered prudent by the Company to adequately protect the health and safety of its and any of the Subsidiary’s employees, customers or suppliers in connection with or in response to COVID-19 or any variants/mutations thereof (“COVID-19 Measures”); or (v) as disclosed in Section 4.1(1) of the Company Disclosure Letter, the Company shall, and shall cause the Subsidiary to, conduct its business in the Ordinary Course and in accordance with Law, and the Company shall use commercially reasonable efforts to maintain and preserve its and the Subsidiary’s business organization, assets, properties, employees, goodwill and business relationships it currently maintains with customers, suppliers, partners and other Persons with which the Company or the Subsidiary has business relations.

(2)

Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as required or permitted by this Agreement; (iii) as required by Law; (iv) as required to comply with any COVID-19 Measures; or (v) as disclosed in Section 4.1(2) of the Company Disclosure Letter, the Company shall not, and shall not permit the Subsidiary to, directly or indirectly:

(a)	amend its Constating Documents;

(b)	split, combine or reclassify any shares of the Company or of the Subsidiary;

(c)

redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of capital stock of the Company or the Subsidiary, except for: (i) the acquisition of shares of capital stock of the Subsidiary by the Company; or (ii) pursuant to the cashless exercise of Company Options or the forfeiture or withholding of Taxes with respect to currently outstanding Company Options, DSUs, or RSUs, in each case in accordance with the terms of such Company Options, DSUs or RSUs as of the date hereof;

(d)

issue, grant, deliver, sell, pledge or otherwise encumber (other than Permitted Liens), or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of (other than Permitted Liens), or otherwise modify the terms of, any shares of capital stock or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Company or the Subsidiary, except for: (i) the issuance of Shares issuable upon the exercise of the currently outstanding Company Options or settlement of the currently outstanding DSUs, and/or RSUs, as applicable; (ii) the issuance of any shares of capital stock of the Subsidiary to the Company; or (iii) the issuance of Shares in the Ordinary Course under the Employee Plans (including, subject to Section 4.16, Shares to be issued in settlement of Company’s obligations under the Employee Share Purchase Plan) and as disclosed in Section 4.1(2)(d) of the Company Disclosure Letter or as required pursuant to obligations under the Employee Plans (including, subject to Section 4.16, Shares to be issued in connection with the settlement of Company’s obligations under the Employee Share Purchase Plan);

(e)

(A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any other Person or any material equity interests therein, or any assets, securities, properties, interests or businesses having a cost, on a per transaction basis, in excess of $250,000 and subject to a maximum of $500,000 for all such transactions, other than procurement contracts entered into in the Ordinary Course or (B) enter into any joint venture, legal partnership, limited liability corporation or similar arrangement with any third Person;

(f)

sell, lease, hypothecate, licence, sell and lease back, mortgage, dispose of or otherwise transfer or encumber, directly or indirectly, in one transaction or in a series of related transactions, any of the Company’s or the Subsidiary’s assets which have a value greater than $250,000 in the aggregate;

(g)	create or incur any Lien (other than Permitted Liens);

(h)

reorganize, amalgamate or merge the Company or the Subsidiary or otherwise enter into any agreement, understanding or arrangement with respect to the sale of voting or equity interests of the Company or the Subsidiary;

(i)	reduce the stated capital of any securities of the Company or the Subsidiary;

(j)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or the Subsidiary;

(k)

create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any advance, capital contribution, loan, indebtedness for borrowed money or guarantees thereof in an amount, on a per transaction or series of related transactions basis, in excess of $250,000 in the aggregate for all such transactions other than (i) any advance, capital contribution, loan or indebtedness owing by the Subsidiary to the Company or by the Company to the Subsidiary; (ii) in connection with the refinancing of any advance, capital contribution, loan or indebtedness outstanding on the date hereof in the Ordinary Course; (iii) in connection with advances under the Company’s or the Subsidiary’s existing credit facilities in the Ordinary Course that are equal to or less than $500,000 in the aggregate; or (iv) the loan from the Purchaser Parties to the Company to pay the Transaction Expenses;

(l)

hire or terminate (other than for cause) any executive or officer or any employees, consultants or other independent contractors receiving salary or guaranteed compensation in excess of $150,000 per year;

(m)	enter into any swaps, hedges, derivatives, forward sales contracts or similar financial instruments except in the Ordinary Course;

(n)

make any change in the Company’s accounting methods, principles, policies or practices or adopt new accounting methods, principles, policies or practices except in each case as required by concurrent changes in IFRS;

(o)

take any action inconsistent with past practice of the Company relating to the filing of any Tax Return or the withholding, collecting, remitting and payment of any material Taxes, make or rescind any material Tax election, information schedule, return or designation, amend, in any manner materially adverse to the Company or the Subsidiary, any Tax Return, enter into any material agreement with a Governmental Entity with respect to Taxes, surrender any right or claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter, settle or compromise (or offer to settle or compromise) any material Tax claim, assessment, reassessment or liability, or change or revoke any of its methods of reporting income, deductions or accounting in respect of a material amount of Taxes, except in each case as may be required by Law or is consistent with past practice of the Company;

(p)

make any “investment” (as defined for purposes of Section 212.3 of the Tax Act) in any corporation that is a “foreign affiliate” of the Company (as defined in the Tax Act) other than in the Ordinary Course and in no event in excess of $100,000 per month;

(q)	except in accordance with the terms of any employment Contract in effect as of the date hereof, grant any general increase in the rate of wages, salaries and bonuses of Company Employees;

(r)

grant or enter into any Contract with respect to change of control, severance, retention or termination payments with Company Employees, former officers, directors, independent contractors or consultants or grant any increase of benefits payable under the Company’s and the Subsidiary’s current change of control, severance, retention or termination pay arrangements, plans, policies or Contracts, other than with respect to termination of Company Employees in the Ordinary Course;

(s)

adopt any new material Employee Plan or material amendment or modification of an existing Employee Plan or pay any benefit not required by (or accelerate the time of payment, vesting or funding of, any payment becoming due under) any Employee Plan as in effect as of the date of this Agreement or accelerate any vesting under any Employee Plan or equity securities, including the acceleration of any stock options or awards;

(t)

enter into any agreement or arrangement that: (i) limits or otherwise restricts in any material respect the Company or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect the Company, the Purchaser and their respective affiliates from engaging in any line of business or carrying on business in any geographic area or competing in any manner; or (ii) limits or otherwise restricts in any material respect the scope of Persons to whom the Company or any successor thereto or, after the Effective Time, the Company, the Purchaser or any of their respective affiliates may sell or solicit products or services;

(u)	make or commit to make capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;

(v)	enter into any Contract with an affiliate that is not the Subsidiary;

(w)

commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations in excess of an amount of $250,000 individually or $500,000 in the aggregate or which would reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;

(x)

except in the Ordinary Course, amend or modify in any material respect or terminate or waive any material right under any Material Contract or Lease (including, for the avoidance of doubt, in connection with any non-competition, non-solicitation or other restrictive covenant in favour of the Company or the Subsidiary under any such Material Contract) or enter into any contract or agreement that would be a Material Contract or Lease if in effect on the date hereof;

(y)

except as contemplated in Section 4.11, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or the Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(z)

abandon or fail to diligently pursue any application or renewal for any material Authorizations, leases, permits or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations, leases or registrations;

(aa)

waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any Company Employee, former employee or current or former independent contractor;

(bb)	enter into or modify in any material respect any Related Party Agreement;

(cc)

sell, assign, lease, abandon, permit to lapse, dedicate to the public, convey title to, transfer, otherwise dispose of or grant licences under (other than in the Ordinary Course) any material Intellectual Property owned by the Company or the Subsidiary; or

(dd)	authorize, agree or resolve to do any of the foregoing.

(3)

The Company and the Subsidiary shall not knowingly undertake or participate in any transaction or series of transactions (other than the implementation and fulfillment of the transactions contemplated in this Agreement and the Plan of Arrangement), and shall, to the extent known by it, promptly advise the Purchaser in advance and in writing of any proposed transaction or events or series of transactions or events, that would or could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to the Purchaser and its successors or assigns in respect of non-depreciable capital property owned by the Company or the Subsidiary on the Effective Date.

Nothing contained in this Agreement will give the Parent or the Purchaser, directly or indirectly, the right to direct or control the Company’s business and operations prior to the Effective Date. Prior to the Effective Date, the Company will exercise, consistent with the terms of this Agreement, complete control and supervision over its business and operations. Nothing in this Agreement, including any of the restrictions set forth herein, will be interpreted in such a way as to place any Party in violation of applicable Law.

Section 4.2 Conduct of Business of the Parent

(1)

The Parent covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as required or permitted by this Agreement; (iii) as required by Law or any Material Contract in effect as of the date hereof; or (iv) to comply with any COVID-19 Measures; the Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with Law, and the Parent shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, assets, properties, employees, goodwill and business relationships it currently maintains with customers, suppliers, partners and other Persons with which the Parent or any of its Subsidiaries has business relations; provided, however, that this Section 4.2(1) shall not restrict the Parent or any of its Subsidiaries from resolving to, or entering into or performing any contract, agreement, commitment or arrangement with respect to, the acquisition or disposition of any Person, provided that the doing of any such thing does not have a Parent Material Adverse Effect and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement.

(2)

Without limiting the generality of Section 4.2(1), the Parent covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as required or permitted by this Agreement; (iii) as required by Law or any Material Contract in effect as of the date hereof; or (iv) as required to comply with any COVID-19 Measures, the Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents in any manner that would adversely affect the value of the Share Consideration;

(b)	split, combine, or reclassify Parent Shares;

(c)	reorganize, amalgamate or merge the Parent, or, to the extent prejudicial to the Arrangement or to the Company, any Subsidiary of the Parent;

(d)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Parent; or

(e)	authorize, agree or resolve to do any of the foregoing.

Section 4.3 Covenants of the Company Relating to the Arrangement

(1)

Subject to Section 4.5, which shall govern in relation to the Regulatory Approvals, the Company shall perform, and shall cause the Subsidiary to perform, all obligations required to be performed by the Company or the Subsidiary under this Agreement, co-operate with the Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to, subject to the terms and conditions set out in this Agreement, consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause the Subsidiary to:

(a)

use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it or the Subsidiary with respect to this Agreement or the Arrangement;

(b)

use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary to be obtained under the Material Contracts and the Leases in connection with the Arrangement or (ii) required in order to maintain the Material Contracts and the Leases in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incurring any liability or obligation without the prior written consent of the Purchaser;

(c)

use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company and its Subsidiary relating to the Arrangement;

(d)

use all commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement; and

(e)

not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement.

(2)	The Company shall promptly notify the Purchaser in writing of:

(a)

any Company Material Adverse Effect or any change, event, development, occurrence, effect, circumstance or state of facts which would reasonably be expected to have a Company Material Adverse Effect, subject to compliance with applicable competition or anti-trust Laws;

(b)

any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement;

(c)	any notice from a Governmental Entity in connection with this Agreement (and, subject to Law, contemporaneously provide a copy of any such written notice or communication to the Purchaser);

(d)

any shareholder litigation against the Company or, to the knowledge of the Company, any of its directors or officers relating to this Agreement or the Arrangement, and in any event within 48 hours of when the Company receives notice of the commencement of any such litigation, and thereafter keep the Purchaser reasonably informed of the status of such shareholder litigation; or

(e)

any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Company or the Subsidiary or that relate to this Agreement or the Arrangement.

Section 4.4 Covenants of the Purchaser and the Parent Relating to the Arrangement

(1)

Subject to Section 4.5, which shall govern in relation to the Regulatory Approvals, the Purchaser and the Parent shall perform all obligations required to be performed by them under this Agreement, co-operate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Purchaser and the Parent shall, and shall cause each of their respective affiliates to:

(a)

use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to them and comply promptly with all requirements imposed by Law on them with respect to this Agreement or the Arrangement;

(b)

cooperating with the Company in connection with, and using its commercially reasonable efforts to assist the Company in providing, obtaining and maintaining all third party or other notices, consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations set forth in Section 4.3(1)(b), in each case, without committing itself to pay any consideration or to incur any liability or obligation that is not conditioned on consummation of the Arrangement;

(c)	use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from them relating to the Arrangement;

(d)

use all commercially reasonable efforts, upon reasonable consultation with the Company, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which they are a party or brought against them or their directors or officers challenging the Arrangement or this Agreement; and

(e)

not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement, including, for the avoidance of doubt, the taking of any action or the entering into of any transaction, including any merger, acquisition, joint venture, disposition, lease or contract that would reasonably be expected to prevent, delay or impede the obtaining of, or increase the risk of not obtaining, any Regulatory Approval or otherwise prevent, delay or impede the consummation of the transactions contemplated by this Agreement; and

(f)	apply for and use commercially reasonable efforts to obtain and maintain in force the Stock Exchange Approval.

(2)	The Parent shall promptly notify the Company of:

(a)

any Parent Material Adverse Effect or any change, event, occurrence, development, occurrence, effect, circumstance or state of facts which would reasonably be expected to have a Parent Material Adverse Effect, subject to compliance with applicable competition or anti-trust Laws;

(b)

any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement;

(c)	any notice from a Governmental Entity in connection with this Agreement (and, subject to Law, contemporaneously provide a copy of any such written notice or communication to the Company);

(d)

any shareholder litigation against the Parent or, to the knowledge of the Parent, any of its directors or officers relating to this Agreement or the Arrangement, and in any event within 48 hours of when the Parent receives notice of the commencement of any such litigation, and thereafter keep the Company reasonably informed of the status of such shareholder litigation; or

(e)

any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Purchaser, the Parent or any of their affiliates or that relate to this Agreement or the Arrangement.

Section 4.5 Regulatory Approvals

(1)	Notwithstanding any other provision of this Agreement:

(a)

the Company, the Parent and the Purchaser shall, as soon as reasonably practicable and in any event within five (5) Business Days following the date hereof or such other period of time as may be agreed to by the Parties make such filings necessary to obtain each of the Required Regulatory Approvals, which shall include:

(i)	filing with the Investment Review Division a notification pursuant to Section 12 of the Investment Canada Act; and

(ii)

seeking written confirmation from the ISU that the contemplated Arrangement is unlikely (a) to be the subject of a Call-In Notice; and (b) to be a notifiable acquisition under section 6 of the NSI Act (in the event that section 6 of the NSI Act enters into force prior to the Effective Date);

(b)

the Company shall cooperate with and shall provide such information as may be requested by the Purchaser or the Parent in connection with preparing and submitting the filings necessary to obtain the Required Regulatory Approvals, including cooperating with and providing information for the preparation of any subsequent written communications, filings and submissions by the Purchaser or the Parent to any Governmental Entity in connection with efforts to obtain the Required Regulatory Approvals;

(c)

each of the Purchaser and the Parent shall, and shall cause each of their respective affiliates to, use its reasonable best efforts to promptly and expeditiously take all steps in order to permit the Effective Date to occur at the earliest possible date and in any event prior to the Outside Date and to obtain the Regulatory Approvals at the earliest possible date, and for purposes of this Section 4.5(1)(c) reasonable best efforts means:

(i)	not withdrawing any filings or notifications in respect of the Regulatory Approvals or agreeing to extend any waiting periods or review periods without the prior written consent of the Company;

(ii)

if necessary to obtain the Required Regulatory Approvals prior to the Outside Date, proposing, negotiating, accepting, agreeing to, committing to and/or effecting, by way of commitments, undertakings, order, agreement or otherwise with any Governmental Entity:

(A)

the sale, licence, amendment, divestiture or disposition of assets, properties, businesses, contracts, licences and content of the business to be acquired by it pursuant to this Agreement provided that such sales, licences, amendments, divestitures or dispositions, in aggregate, are not reasonably likely to result in a material and adverse impact to the Company, and further provided that in no circumstances shall the Purchaser or the Parent be required to sell, licence, amend, divest or dispose of assets, properties, businesses, contracts, licences or content of the existing businesses of the Purchaser, the Parent or any of their affiliates or

(B)

any behavioural or other remedy imposing conditions, restraints, licences, amendments and limitations on the assets, properties, businesses, contracts, licences and content of the business to be acquired by it pursuant to this Agreement, or the existing businesses of the Purchaser, the Parent or any of their affiliates, provided that such behavioural or other remedies imposing conditions, restraints, licences, amendments or limitations are not reasonably likely to result in a material and adverse impact to the Company, the Purchaser, the Parent or any of their affiliates, as applicable; and

(iii)

responding to and defending all interim and injunctive and substantive proceedings on the merits, including appeals, for any interim, interlocutory or permanent order, judgment or injunction which would have the effect of delaying, preventing or prohibiting the consummation of, or dissolving or undoing the transactions contemplated by this Agreement or that could reasonably be expected to increase the difficulty of obtaining, or the length of time required to obtain, the Regulatory Approvals, and pursuing all available appeals and interventions; and

(d)

each of the Purchaser and the Parent shall, and shall cause each of their respective affiliates to, and the Company shall, promptly provide all information, documents and data to Governmental Entities as may be requested, required or ordered pursuant to statutory and non-statutory requests for information, supplemental information requests and any court orders in connection with the Regulatory Approvals.

(2)

The Company shall proceed with the PSPC Filing at least thirty-two (32) Business Days prior to the Effective Time. Each Party shall, and shall cause their respective affiliates to, respond to any reasonable inquiries of PSPC with respect to the Controlled Goods Program Certificate and the transactions contemplated hereby and the Parties shall cooperate in the preparation of such responses and otherwise reasonably cooperate to facilitate PSPC’s review of the transactions contemplated hereby. Without limiting the foregoing, the Company shall use its reasonable best efforts to facilitate meetings, calls or other communications with PSPC as reasonably requested by Purchaser and allow Purchaser to participate in such communications to the extent practicable or permitted by PSPC or any other Governmental Entity and under applicable Law.

(3)

The Company shall proceed with the RSSSA Filing and the Spectrum Licence Filing within ten (10) Business Days following the date hereof, and the Parent and the Purchaser shall cooperate with and shall provide such information as may be requested by the Company in connection with preparing and submitting the RSSSA Filing. Each Party shall, and shall cause their respective affiliates to, respond to any reasonable inquiries of GAC with respect to the RSSSA Licence and the transactions contemplated hereby and the Parties shall cooperate in the preparation of such responses and otherwise reasonably cooperate to facilitate GAC’s review of the transactions contemplated hereby. Without limiting the foregoing, the Company shall use its reasonable best efforts to facilitate meetings, calls or other communications with GAC as reasonably requested by Purchaser and allow Purchaser to participate in such communications to the extent practicable or permitted by GAC or any other Governmental Entity and under applicable Law.

(4)

The Purchaser, the Parent and the Company will exchange advance drafts of all submissions, material correspondence (including emails), filings, presentations, applications, undertakings, consent agreements and other material documents made or submitted to or filed with any Governmental Entity in respect of this Agreement or the Arrangement, will consider in good faith any suggestions made by the other Parties and their counsel and will provide the other Parties and its counsel with final copies of all such material submissions, correspondence (including emails), filings, presentations, applications, undertakings, commitments and other material documents, submitted to or filed with any Governmental Entity in respect of this Agreement or the Arrangement; provided, however, that competitively sensitive information of a Party may be provided only to the external legal counsel of the other Party. The Purchaser, the Parent, and the Company will keep the other Parties and their respective counsel fully apprised of all material written (including email) and oral communications and all meetings with any Governmental Entity, and their staff, in respect of this Agreement or the Arrangement including providing copies of all material written (including email) communications on a timely basis, and will not participate in such material communications or meetings without giving the other Parties and their respective counsel the opportunity to participate therein to the extent such participation is permitted by the Governmental Entity, except to the extent that competitively sensitive information may be discussed or to the extent that it would not be appropriate for the other Party to participate, in which case the Purchaser, the Parent and the Company will allow external legal counsel for the other Parties to participate.

(5)

If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Regulatory Approvals, each of the Purchaser and the Parent shall, and shall cause each of their respective affiliates to, use its reasonable best efforts to resolve such objection or proceeding so as to allow the Effective Time to occur prior to the Outside Date.

(6)	Each Party shall use its commercially reasonable efforts to ensure that the Section 3(a)(10) Exemption is available for the issuance of Consideration Shares pursuant to the Plan of Arrangement.

Section 4.6 Access to Information; Confidentiality

(1)	From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to Law and the terms of any existing Contracts:

(a)

the Company shall: (i) give to the Purchaser Parties and their representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiary during normal business hours; and (ii) furnish to the Purchaser Parties and their representatives such financial and operating data and other information as such Persons may reasonably request, including continuing access to the Data Room. Neither the Purchaser or the Parent nor any of their representatives will contact directors, officers, employees, customers, suppliers or other business partners of the Company or the Subsidiary except (A) after receiving the prior written consent of the Company, or (B) customers, suppliers or other business partners in the Ordinary Course where such contact is not related to the Arrangement or the transactions contemplated hereby; and

(b)

the Parent shall: (i) give to the Company and its representatives reasonable access to the offices, properties, books and records of the Parent and its Subsidiaries during normal business hours; and (ii) furnish to the Company and its representatives such financial and operating data and other information as such Persons may reasonably request, including continuing access to the virtual data room maintained by the Purchaser in connection with the Arrangement as at the date hereof. Neither the Company nor any of its representatives will contact directors, officers, employees, customers, supplier or other business partners of the Parent or of any of its Subsidiaries except (A) after receiving the prior written consent of the Parent, or (B) customers, suppliers or other business partners in the Ordinary Course where such contact is not related to the Arrangement or the transactions contemplated hereby;

provided, however, that the foregoing Section 4.6(1)(a) and Section 4.6(1)(b) shall not restrict the Purchaser Parties from contacting the Chief Executive Officer and the Chief Financial Officer of the Company or such other individuals as such Persons may specify, nor the Company from contacting the Chief Executive Officer and the Chief Financial Officer of the Parent or such other individuals as such Persons may specify.

(2)

Investigations made by or on behalf of the Company, on one hand, or the Parent and Purchaser, on the other hand, whether under this Section 4.6 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company or by the Parent or the Purchaser in this Agreement.

(3)

For greater certainty, the Company, the Purchaser and the Parent and their respective affiliates shall treat, and shall cause their respective representatives to treat, all information furnished to such Party or any of their respective affiliates or representatives in connection with the transactions contemplated by this Agreement or pursuant to the terms of this Agreement in accordance with the terms of the Confidentiality Agreement. Without limiting the generality of the foregoing, the Company, the Purchaser and the Parent each acknowledge and agree that the Company Disclosure Letter and all information contained in each of them is confidential and shall be treated in accordance with the terms of the Confidentiality Agreement.

Section 4.7 Disclosure of Personal Information

The Parties confirm that the Disclosed Personal Information is necessary for the purposes of determining whether to proceed with the transactions contemplated by this Agreement and, if the determination is made to proceed with the transactions, to complete them. At all times, the Purchaser shall protect all Disclosed Personal Information using security safeguards appropriate to the sensitivity of the information. Prior to Closing, the Purchaser shall not use or disclose the Disclosed Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. Following the consummation of the transactions contemplated by this Agreement, the Parties (i) shall not use or disclose the Disclosed Personal Information for any purposes other than those for which the information was initially collected, unless additional consent is obtained), or as otherwise permitted or required by applicable Laws; (ii) shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; (iii) shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information; and (iv) shall determine who will notify the affected individuals that the transactions have been completed and that their Personal Information has been disclosed to the Purchaser, and ensure that such notification is made. If the transactions contemplated by this Agreement do not proceed, the Purchaser shall return to the Company or, at the Company’s request, securely destroy the Disclosed Personal Information within a reasonable period of time.

Section 4.8 Pre-Acquisition Reorganization

The Company agrees that, upon request by the Purchaser, the Company shall use commercially reasonable efforts to: (i) cooperate with the Purchaser in planning, preparing and effecting such reorganizations of the Company’s business, operations and assets or such other transactions as the Purchaser may request, acting reasonably, including but not limited to amalgamations, continuances, distributions, contributions, and any other transaction (each a “Pre-Acquisition Reorganization”) and the Plan of Arrangement, if required, will be modified accordingly; (ii) co-operate with the Purchaser and its advisors in order to determine the manner in which any Pre-Acquisition Reorganization might most effectively be undertaken; and (iii) implement any such Pre-Acquisition Reorganization as Purchaser may request, acting reasonably; provided that any Pre-Acquisition Reorganization: (A) is not prejudicial to the Company or its securityholders (having regard to the indemnities provided herein) in any material respect; (B) does not require the Company to obtain the approval of the Shareholders (other than is obtained by virtue of the approval of the Arrangement) and does not require the Company or the Subsidiary to obtain the consent of any third party (including under any Authorization); (C) does not impair, prevent or delay the consummation of the Arrangement or the ability of the Purchaser or Parent to obtain any financing required by it in connection with the transactions contemplated by this Agreement; (D) is effected no earlier than one Business Day prior to the Effective Time; (E) does not result in any breach by the Company or the Subsidiary of any Contract, Authorization, organizational documents or Law; (F) does not result in incremental Taxes being imposed on, or any incremental adverse Tax or other consequences to, any securityholder of the Company, as compared to consummation of the Arrangement in the absence of the Pre-Acquisition Reorganization; and (G) shall not become effective unless the Parent and the Purchaser each has waived or confirmed in writing the satisfaction of all conditions in its favour under this Agreement, other than conditions that, by their terms, are to be satisfied on the Effective Date, but subject to the satisfaction, or where not prohibited, the waiver by the applicable Party of such conditions, and shall have confirmed in writing that each of them is prepared, and able to promptly and without condition proceed to effect the Arrangement. The Parent and the Purchaser hereby waive any breach of a representation, warranty or covenant by the Company, where such breach is a result of an action taken by the Company or the Subsidiary pursuant to a request by the Purchaser in accordance with this Section 4.7. The Purchaser shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least fifteen (15) Business Days prior to the Effective Time. Upon receipt of such notice, the Purchaser and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are reasonably necessary, including making amendments to this Agreement or the Plan of Arrangement (provided that such amendments do not require the Company to obtain approval of securityholders of the Company (other than as properly put forward and approved at the Company Meeting)), to give effect to such Pre-Acquisition Reorganization. If the Arrangement is not completed, the Purchaser (x) shall forthwith reimburse the Company for all reasonable costs and expenses, including legal fees and disbursements, incurred by the Company and the Subsidiary in connection with any proposed Pre-Acquisition Reorganization; and (y) hereby indemnifies and holds harmless the Company, the Subsidiary and their respective directors, officers, employees, agents and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization, or to reverse or unwind any Pre-Acquisition Reorganization taken at the express direction or consent of the Purchaser.

Section 4.9 Public Communications

The Parties shall co-operate in the preparation of presentations, if any, to the Shareholders or holders of Parent Shares regarding the Arrangement. Except as required by Law, a Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that, in the opinion of its legal counsel, is required to make disclosure by Law shall use commercially reasonable efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review and comment on the disclosure. The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or its counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure. The Parties agree to jointly issue a press release with respect to this Agreement as soon as practicable after its due execution. For the avoidance of doubt, none of the foregoing shall prevent either Party from making internal announcements to employees and having discussions with shareholders, financial analysts and other stakeholders so long as such announcements and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by the Parties. The Parties consent to (a) this Agreement and a material change report being filed on SEDAR as soon as practicable after the public announcement of the transactions contemplated hereby; and (b) the filing by the Parent of a Registration Statement on Form S-1 registering the resale from time to time by certain holders of Parent Shares of all of the Parent securities then held by such holders of Parent Shares.

Section 4.10 Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)

cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time if such failure to be true or accurate would cause any condition in Section 6.2(1) [Company Reps and Warranties Conditions] or Section 6.3(1) [Purchaser and Parent Reps and Warranties Conditions], as applicable, to not be satisfied; or

(b)

result in the failure to comply with any covenant or agreement to be complied with by such Party under this Agreement if such failure to comply would cause any condition in Section 6.2(2) [Company Covenants Condition] or Section 6.3(2) [Purchaser and Parent Covenants Condition] not to be satisfied.

(2)

Notification provided under this Section 4.10 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement. In addition, the failure by any Party to provide a notification pursuant to Section 4.10(1) shall not be considered in determining whether any condition in Section 6.2, Section 6.3(1) or Section 6.3(2) has been satisfied.

(3)

The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i), unless the Party seeking to terminate this Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the applicable other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) the date that is ten (10) Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties mutually agree otherwise, the Company shall postpone or adjourn the Company Meeting to the earlier of (a) ten (10) Business Days prior to the Outside Date and (b) the date that is ten (10) Business Days following receipt of such Termination Notice by the Breaching Party.

Section 4.11 Insurance and Indemnification

(1)

Prior to the Effective Date, the Company shall purchase customary “tail” or “run off” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies maintained by the Company and the Subsidiary which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser will, or will cause the Company and the Subsidiary to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that the cost of such policies shall not exceed 350% of the current annual premium for the Company directors and officers insurance.

(2)

The Purchaser shall, from and after the Effective Time, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and the Subsidiary and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

(3)

If the Parent, Purchaser, the Company or the Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquiror of substantially all of the properties and assets of the Company or the Subsidiary) assumes all of the obligations set forth in this Section 4.11.

Section 4.12 Employee Matters

(1)

For a period of not less than one (1) year following the Effective Time, the Purchaser and the Parent shall provide, or cause the Company to provide: (i) a total remuneration package (including but not limited to base salary and bonus and long-term incentive opportunities and benefits) that is substantially similar in the aggregate to each Company Employee, provided that base salary will be no less favorable, in each case, to that in effect immediately prior to the Effective Time; and (ii) severance benefits to each Company Employee that are no less favorable than those that would have been provided to such Company Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time, provided in all cases that the Company has disclosed all of the terms and conditions of such severance benefits to the Purchaser and the Parent, and if no such arrangements were then in effect or otherwise disclosed to the Purchaser or the Parent, then Company Employees employed in Canada will be provided with notice or payment in lieu of notice as required by Law.

(2)

The provisions of this Section 4.12 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 4.12 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan and, except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Section 4.12 shall not prevent any Company Employee from exercising his or her rights pursuant to his or her employment Contract at any time.

Section 4.13 Financial Statements Assistance

The Company shall provide, and shall use its commercially reasonable efforts to cause its Representatives to provide, to Parent co-operation reasonably requested by Parent in connection with the preparation of financial statements in accordance with Regulation S-X; provided that Parent shall pay all actual out-of-pocket costs and expenses for external counsel and auditors which may be incurred by the Company as a consequence of such requested co-operation.

Section 4.14 Nominating Agreements

The Company shall take such actions as may be necessary to terminate the Nominating Agreements at or prior to the Closing, with no further obligations of the Company or its affiliates from and after the Closing.

Section 4.15 Hisdesat Voting Support Agreement

The Company shall use commercially reasonable efforts to cause or persuade Hisdesat Servicios Estratégicos, S.A. (“Hisdesat”) to enter into a voting support agreement with the Purchaser in respect of the Arrangement, in form and substance satisfactory to the Purchaser, acting reasonably, as soon as practicable and in any event prior to the Company Circular being mailed to the registered and/or beneficial holders of the Shares and other Persons as required by the Interim Order and Law, provided that if the voting support agreement has not been entered into by Hisdesat prior to the mailing of the Company Circular, the Company shall continue its obligations above until the earliest of the execution of the voting support agreement by Hisdesat, the approval by the Shareholders of the Arrangement, or the termination of this Agreement.

Section 4.16 Employee Share Purchase Plan

The Company will suspend the operation of the Employee Share Purchase Plan as soon as reasonably practicable after the date hereof and in any event no later than the date after the next Purchase Date (as that term is defined in the Employee Share Purchase Plan) following the date hereof.

ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1 Non-Solicitation

(1)

Except as provided in this Article 5, the Company and the Subsidiary shall not, and none of the Company’s or the Subsidiary’s directors and officers shall, and the Company shall cause its and the Subsidiary’s investments bankers, attorneys, accountants and other advisors or representatives (such directors, officers, investments bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(a)

solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or the Subsidiary) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)

enter into or otherwise engage or participate in or knowingly facilitate any discussions or negotiations with any Person (other than with the Purchaser and the Parent or any Person acting jointly or in concert with the Purchaser or the Parent) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; provided that, for greater certainty, the Company shall be permitted to advise any Person making an Acquisition Proposal that the Board has determined that such Acquisition Proposal does not constitute or is not reasonably expected to constitute or lead to a Superior Proposal;

(c)	make a Change in Recommendation;

(d)

accept, approve, endorse or enter into or publicly propose to accept, approve, endorse or enter into (other than a confidentiality agreement permitted by and in accordance with Section 5.3) any agreement in respect of an Acquisition Proposal; or

(e)	authorize any of or commit to or agree to do any of the foregoing.

(2)

The Company shall, and shall cause the Subsidiary and its Representatives to, immediately cease and terminate, any solicitation, encouragement, discussion or negotiation commenced prior to the date of this Agreement with any Person (other than with the Purchaser and the Parent and their Representatives) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, the Company will:

(a)

promptly discontinue access to and disclosure of all confidential information, including any data room and any access to the properties, facilities, books and records of the Company or of the Subsidiary; and

(b)

within two (2) Business Days, request (i) the return or destruction of all copies of any confidential information regarding the Company or the Subsidiary provided to any Person (other than the Purchaser and the Parent) since August 1, 2020 in respect of a possible Acquisition Proposal, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or the Subsidiary, using its commercially reasonable efforts to ensure that such requests are complied with in accordance with the terms of such rights.

(3)

The Company represents and warrants as of the date of this Agreement that, in the 12 months prior to the date of this Agreement, neither the Company nor the Subsidiary (directly or indirectly, through any of its or their Representatives or otherwise) has waived any standstill, confidentiality, non-disclosure, non-solicitation, business purpose, use or similar agreement or restriction to which the Company or the Subsidiary is a party. The Company agrees that it shall (i) use reasonable best efforts to enforce any confidentiality, standstill or similar agreement or restriction to which the Company or the Subsidiary is a party and (ii) not release any Person from, or waive, amend, suspend or otherwise modify any Person’s obligations respecting the Company, or the Subsidiary, under any confidentiality, standstill or similar agreement or restriction to which the Company or the Subsidiary is a party (it being acknowledged by the Parent and Purchaser that the automatic termination or release of any standstill restrictions of any such agreements as a result of the entering into and announcement of this Agreement shall not be a violation of this Section 5.1(3)).

Section 5.2 Notification of Acquisition Proposals

If the Company or the Subsidiary receives, or, any of their respective Representatives receives, any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or the Subsidiary in relation to a possible Acquisition Proposal, the Company shall promptly notify the Purchaser, at first orally, and then within 24 hours, in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request and unredacted copies of all material or substantive documents or material correspondence received in respect of, from or on behalf of any such Person. The Company shall keep the Purchaser promptly and reasonably informed of the status of material developments and, to the extent the Company is permitted by Section 5.3 to enter into discussions or negotiations, the status of discussions and negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and promptly provide unredacted copies of all material or substantive documents or material correspondence between the Company and its representatives and the party making the Acquisition Proposal and its representatives.

Section 5.3 Responding to an Acquisition Proposal

Notwithstanding Section 5.1, or any other agreement between the Parties or between the Company and any other Person, if, at any time prior to obtaining the approval of the Shareholders of the Arrangement Resolution, the Company receives a bona fide Acquisition Proposal, the Company and its Representatives may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and, subject to entering into a confidentiality and standstill agreement with such Person containing terms that are not materially less favourable to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality and standstill agreement need not restrict the making of a confidential Acquisition Proposal and related communications to the Company or the Board), a copy of which shall be provided to the Purchaser prior to providing such Person with any such copies, access or disclosure, and provided further that such confidentiality and standstill agreement will not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the transactions contemplated hereby or to comply with its disclosure obligations to the Purchaser pursuant to this Agreement, and any such copies, access or disclosure provided to such Person will have already been, or will substantially concurrently be, provided to the Purchaser, the Company and its Representatives may provide copies of, access to or disclosure of information, properties, facilities, books or records of the Company or the Subsidiary, if and only if:

(a)

the Board first determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably expected to constitute or lead to a Superior Proposal;

(b)

the Person submitting the Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar agreement, restriction or covenant with the Company or the Subsidiary; and

(c)	the Company has been, and continues to be, in compliance with its obligations under Section 5.1 in all material respects.

Section 5.4 Right to Match

(1)

If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Shareholders the Board may, or may cause the Company to, subject to compliance with Section 8.2(3), enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(a)	the Company has been, and continues to be, in compliance with its obligations under Section 5.1, Section 5.2 and Section 5.3 in all material respects;

(b)

the Company or its Representatives have delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention to enter into a definitive agreement with respect to such Superior Proposal (the “Superior Proposal Notice”);

(c)

the Company or its Representatives have provided to the Purchaser a copy of the proposed definitive agreement for the Superior Proposal and all ancillary documentation (and supporting materials) containing material terms and conditions of the Superior Proposal (including any financing documents subject to customary confidentiality provisions) provided to the Company, including the cash value that the Board has, after consultation with outside financial advisors, determined should be ascribed to any non-cash consideration offered under the Superior Proposal;

(d)

at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received a copy of the proposed definitive agreement for the Superior Proposal and all ancillary documentation (and supporting materials) containing material terms and conditions of the Superior Proposal (including any financing documents subject to customary confidentiality provisions) provided to the Company, including the cash value that the Board has, after consultation with outside financial advisors, determined should be ascribed to any non-cash consideration offered under the Superior Proposal;

(e)

during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(f)

after the Matching Period, the Board has determined in good faith (i) after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2)) and (ii) after consultation with its outside legal counsel, that the failure to take the relevant action would be inconsistent with its fiduciary duties; and

(g)	prior to or concurrently with entering into such definitive agreement the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) and pays the Termination Fee pursuant to Section 8.2(3).

(2)

During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Board shall review any offer made by the Purchaser under Section 5.4(1)(e) to amend the terms of this Agreement and the Arrangement in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)

Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders or amends or modifies other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, provided that the Matching Period in respect of such new Acquisition Proposal shall be three (3) Business Days from the date that is the later of the date on which the Purchaser receives the new Superior Proposal Notice and the date on which the Purchaser receives a copy of the documentation referred to in Section 5.4(1)(d) above with respect to such new Superior Proposal.

(4)

The Board will promptly reaffirm the Board Recommendation by press release after: (a) the Board determines any Acquisition Proposal that has been publicly announced or publicly disclosed is not a Superior Proposal; or (b) the Board determines that a proposed amendment to the terms of the Arrangement would result in any Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and the Purchaser has so amended the terms of the Arrangement. The Purchaser and its legal counsel will be given a reasonable opportunity to review and comment on the form and content of any such press release and the Company shall give reasonable consideration to any comments made by the Purchaser and its legal counsel.

(5)

If the Company provides a Superior Proposal Notice to the Purchaser on a date that is less than seven (7) Business Days before the Company Meeting, the Company shall either proceed with or shall postpone the Company Meeting, as directed by the Purchaser acting reasonably, to a date that is not more than seven (7) Business Days after the scheduled date of the Company Meeting but in any event the Company Meeting shall not be postponed to a date which would prevent the Effective Date from occurring on or prior to the Outside Date.

(6)

Any violation of the restrictions set forth in this Article 5 by the Subsidiary or a Representative of the Company will be deemed to be a breach of this Article 5 by the Company for which the Company will be responsible.

(7)

Nothing contained in this Agreement shall prevent the Board from complying with Section 2.17 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal or from calling and/or holding a meeting of Shareholders requisitioned by Shareholders in accordance with the CBCA or taking any other action to the extent ordered or otherwise mandated by a Governmental Entity.

ARTICLE 6

CONDITIONS

Section 6.1 Mutual Conditions Precedent

The Purchaser and the Company are not required to complete the Arrangement unless each of the following conditions is and remains satisfied, which conditions may only be waived, in whole or in part, by the mutual consent of the Purchaser and the Company:

(1)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order.

(2)

Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)

Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company, the Purchaser or the Parent from consummating the Arrangement.

(4)	Regulatory Approvals. Each of the Required Regulatory Approvals shall have been obtained or satisfied.

(5)	Stock Exchange Approval. The Stock Exchange Approval shall have been obtained and is in force and has not been rescinded.

(6)

Consideration Shares. The Parent Shares to be issued and granted pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act, including pursuant to Section 3(a)(10) thereof, and shall be exempt from filing or registration, or otherwise filed or registered, pursuant to the requirements of any applicable U.S. state securities laws.

Section 6.2 Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)

Representations and Warranties. The representations and warranties of the Company set forth in: (i) Paragraph (6) of Schedule C are true and correct in all respects as of the date of this Agreement (except for de minimis inaccuracies); (ii) Paragraphs (2), (3), (9) and the first sentence of Paragraph (1) of Schedule C are true and correct in all material respects as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date); and (iii) all other representations and warranties of the Company set forth in this Agreement are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect (and, for this purpose, any reference to “material”, “Company Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored); and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(2)

Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(4)	Dissent Rights. Dissent Rights have not been exercised with respect to more than 10% of the issued and outstanding Shares.

Section 6.3 Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)

Representations and Warranties. The representations and warranties of the Purchaser and the Parent set forth in: (i) Paragraph (6) of Schedule D are true and correct in all respects as of the date of this Agreement (except for de minimis inaccuracies); (ii) Paragraphs (2), (3), and the first sentence of Paragraph (1) of Schedule D are true and correct in all material respects as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date); and (iii) all other representations and warranties of the Purchaser and the Parent set forth in this Agreement are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Parent Material Adverse Effect (and, for this purpose, any reference to “material”, “Parent Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored); and each of the Purchaser and the Parent has delivered a certificate confirming same to the Company, executed by two senior officers of the Purchaser and the Parent (in each case without personal liability) addressed to the Company and dated the Effective Date.

(2)

Performance of Covenants. The Purchaser and the Parent have fulfilled or complied in all material respects with each of the covenants of the Purchaser and the Parent contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and each of the Purchaser and the Parent have delivered a certificate confirming same to the Company, executed by two of its senior officers (in each case without personal liability) addressed to the Company and dated the Effective Date.

(3)

Deposit of Consideration. The Purchaser shall have deposited or caused to be deposited (i) with the Depositary in escrow in accordance with Section 2.8, the funds and Parent Shares required to effect payment in full of the aggregate Consideration to be paid pursuant to the Arrangement and the Depositary shall have confirmed to the Company in writing the receipt of such funds and Parent Shares and (ii) with the Company in accordance with Section 2.8, the funds required to effect payment in full of the Transaction Expenses and the Company shall have confirmed to the Purchaser in writing the receipt of such funds.

(4)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

Section 6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director. For greater certainty, and notwithstanding (i) the terms of any escrow agreement entered into between the Purchaser and the Depositary and (ii) the terms of any escrow agreement entered into between the Purchaser and the Company, all Consideration held in escrow by the Depositary and the Company pursuant to Section 2.8 shall be deemed to be released from escrow when the Certificate of Arrangement is issued by the Director.

ARTICLE 7

TERM AND TERMINATION

Section 7.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2 Termination

(1)	This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company or the Purchaser if:

(i)	the Company Meeting is duly convened and held and the Arrangement Resolution is voted on by Shareholders and not approved by the Shareholders as required by the Interim Order;

(ii)

after the date of this Agreement, any Order or Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Order or Law has, if applicable, become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has used its reasonable best efforts to, as applicable, appeal or overturn such Order or Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement and provided further that the enactment, making, enforcement or amendment of such Order or Law was not primarily due to the failure of such Party (in the case of the Purchaser, the Purchaser or the Parent) to perform any of its covenants or agreements under this Agreement; or

(iii)

the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party (or in the case of the Purchaser, a breach by the Purchaser or the Parent) of any of its representations or warranties or the failure of such Party (or in the case of the Purchaser, a breach by the Purchaser or the Parent) to perform any of its covenants or agreements under this Agreement; or

(c)	the Company if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser or the Parent under this Agreement occurs that would cause any condition in Section 6.3(1) [Purchaser and Parent Reps and Warranties Condition] or Section 6.3(2) [Purchaser and Parent Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.10(3); provided that any wilful breach shall be deemed to be incapable of being cured and provided further that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) [Company Reps and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied;

(ii)

prior to the approval by the Shareholders of the Arrangement Resolution, the Board authorizes the Company to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3) with respect to a Superior Proposal in accordance with Section 5.4, provided the Company is then in compliance with Section 5.1 in all material respects and that prior to or concurrent with such termination the Company pays the Termination Fee in accordance with Section 8.2(3); or

(iii)	there has occurred a Parent Material Adverse Effect after the date of this Agreement; or

(d)	the Purchaser if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) [Company Reps and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.10(3); provided that any wilful breach shall be deemed to be incapable of being cured and provided further that neither the Purchaser nor the Parent are then in breach of this Agreement so as to cause any condition in Section 6.3(1) [Purchaser and Parent Representations and Warranties Condition] or Section 6.3(2) [Purchaser and Parent Covenants Condition] not to be satisfied; or

(ii)

prior to the approval by the Shareholders of the Arrangement Resolution, (A) the Board fails to recommend or withdraws, amends, modifies or qualifies, or publicly proposes to withdraw, amend, modify or qualify, in a manner adverse to the Parent and the Purchaser, the Board Recommendation, (B) the Board accepts, approves, endorses or recommends an Acquisition Proposal or takes no position or remains neutral with respect to a publicly announced Acquisition Proposal for more than five (5) Business Days, or fails to publicly reaffirm within five (5) Business Days after having been requested in writing to do so by the Purchaser, acting reasonably, the Board Recommendation (together with any of the matters set forth in (A) or (B), a “Change in Recommendation”), or (C) the Board enters into (other than a confidentiality agreement permitted by and in accordance with Section 5.3) any agreement in respect of an Acquisition Proposal;

(iii)	the Company has breached its covenants, agreements or obligations set forth in Article 5 in any material respect; or

(iv)	there has occurred a Company Material Adverse Effect after the date of this Agreement.

(2)

Subject to Section 4.10(3), if applicable, the Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3 Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 2.12 and Section 4.11 shall survive for a period of six years following such termination; and (b) in the event of termination under Section 7.2, Section 2.13, Section 4.6(3), Section 4.7, this Section 7.3 and Section 8.2 through to and including Section 8.15 and the provisions of the Confidentiality Agreement (pursuant to the terms set out therein) shall survive, and provided further that, subject to Section 8.2(4), no Party shall be relieved of any liability for any wilful breach by it of this Agreement.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Amendments

(1)

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.

Section 8.2 Termination Fees and Expenses

(1)

Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. The Purchaser or the Parent shall pay any filing or similar fee payable to a Governmental Entity and applicable Taxes in connection with a Regulatory Approval.

(2)

Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Fee Event occurs, the Company shall pay the Purchaser the Termination Fee in accordance with Section 8.2(3) in consideration for the disposition by the Purchaser of its rights under this Agreement. For the purposes of this Agreement, “Termination Fee” means $8,166,377.57 and “Termination Fee Event” means the termination of this Agreement:

(a)	by the Purchaser, pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation] or Section 7.2(1)(d)(iii) [Breach of Non-Solicit];

(b)	by the Company, pursuant to Section 7.2(1)(c)(ii) [To enter into a Superior Proposal]; or

(c)

by the Company or the Purchaser pursuant to Section 7.2(1)(b)(i) [Failure of Shareholders to Approve], or Section 7.2(1)(b)(iii) [Outside Date] or Section 7.2(1)(d)(i) (due to a wilful breach or fraud) [Company Breach], if:

(i)

following the date hereof and prior to the Company Meeting, a bona fide Acquisition Proposal with respect to the Company shall have been made or publicly announced by any Person (other than the Purchaser, the Parent or any of their affiliates or any Person acting jointly or in concert with any of the foregoing);

(ii)	such Acquisition Proposal has not expired or been publicly withdrawn at least five (5) Business Days prior to the Company Meeting; and

(iii)

within 12 months following the date of such termination (A) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated, or (B) the Company enters into a contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated at any time.

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to “50% or more”.

(3)

If a Termination Fee Event occurs due to a termination of this Agreement by the Company pursuant to Section 7.2(1)(c)(ii) [To enter into a Superior Proposal], the Termination Fee shall be paid prior to or concurrently with the occurrence of such Termination Fee Event. If a Termination Fee Event occurs due to a termination of this Agreement by the Purchaser pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation] or Section 7.2(1)(d)(iii) [Breach of Non-Solicit], the Termination Fee shall be paid within two (2) Business Days following such Termination Fee Event. If a Termination Fee Event occurs in the circumstances set out in Section 8.2(2)(c) [Acquisition Proposal Tail], the Termination Fee shall be paid upon the consummation of the Acquisition Proposal referred to therein. Any Termination Fee shall be paid (less any applicable withholding Tax) by the Company to the Purchaser (or as the Purchaser may direct by notice in writing), by wire transfer in immediately available funds to an account designated by the Purchaser. For greater certainty, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Payment of the Termination Fee by the Company shall be made free and clear of and without withholding or deduction for or on account of any Tax, unless the withholding or deduction of such Taxes is then required by applicable Law or the interpretation or administration thereof; provided, however, that the Company will notify the Purchaser of its intent to withhold prior to making any such withholding, and if requested by the Purchaser, the Parties shall cooperate to reduce or eliminate the amount so withheld, if possible, through the provision of any Tax forms, information, reports or certificates, including, among others, filing any documents with any relevant Governmental Entity.

(4)

Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that the amounts set out in this Section 8.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damages and expenses, which the affected Party or Parties will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.3 and the Purchaser’s and the Parent’s rights set forth in Section 8.5, in the event of the termination of this Agreement by the Purchaser or the Company in circumstances that constitute a Termination Fee Event, the receipt of the Termination Fee by the Purchaser shall be the sole and exclusive remedy (including damages, specific performance and injunctive relief) of the Purchaser and the Parent and their respective affiliates against the Company, its affiliates and any of their respective former, current or future directors, officers, employees, affiliates, shareholders, managers, members or agents for all breaches of any representation, warranty, covenant or agreement contained in this Agreement by the Company and the failure of the transactions contemplated herein to be consummated (including with respect to any loss suffered as a result of the failure of the Arrangement to be consummated or for a breach or failure to perform hereunder). For the avoidance of doubt, it is agreed that the Company and the Purchaser shall be entitled to pursue an injunction, or other form of specific performance or equitable relief, solely as provided in Section 8.5.

(5)

The Parties acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement; accordingly, if a lawsuit is commenced regarding the payment or non-payment of the Termination Fee that results in a non-appealable final judgment, the prevailing party shall recover from the non-prevailing party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such or portion thereof at the prime rate of the Royal Bank of Canada in effect on such date such payment was required to be made through the date of payment.

Section 8.3 Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or email and addressed:

(a)	to the Company at:

260 Holiday Inn Drive

Unit 30, Building B

Cambridge, ON N3C 4E8

Attention:    Peter Mabson

Email:    [Redacted]

with a copy to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Canada

Attention:    Tim McCormick

Email:     [Redacted]

(b)	to the Purchaser and the Parent at:

8000 Towers Crescent Drive

Suite 1225

Vienna, VA 22182

United States of America

Attention:     Ananda Martin

Email:    [Redacted]

with a copy to:

Osler, Hoskin & Harcourt LLP

1 First Canadian Place, Suite 6200

100 King Street West

Toronto, ON M5X 1B8

Canada

Attention:     Alex Gorka

Email:    [Redacted]

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by email on the day of sending if it is a Business Day if sent prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.4 Time of the Essence

Time is of the essence in this Agreement.

Section 8.5 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

Section 8.6 Third Party Beneficiaries

(1)

Except as provided in Section 2.12, Section 4.7 and Section 4.11 which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.6 as the “Third Party Beneficiaries”) and except for the rights of the Affected Securityholders to receive the applicable consideration following the Effective Time pursuant to the Arrangement (for which purpose the Company hereby confirms that it is acting as agent on behalf of the Affected Securityholders), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)

Despite the foregoing, the Parties acknowledge to each of the Third Party Beneficiaries their direct rights against the applicable Party under Section 2.12, Section 4.7 and Section 4.11, which are intended for the benefit of, and shall be enforceable by, each Third Party Beneficiary, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as agent on their behalf, and agrees to enforce such provisions on their behalf.

Section 8.7 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.8 Entire Agreement

This Agreement, together with the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.9 Successors and Assigns

(1)

This Agreement becomes effective only when executed by the Company, the Purchaser and the Parent. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser and the Parent and their respective successors and permitted assigns.

(2)

Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, the Company agrees that the Parent or the Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that it shall continue to be liable jointly and severally with such affiliate for all of its obligations hereunder.

Section 8.10 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.11 Governing Law

(1)

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, except that the provisions hereof which expressly relate to U.S. Securities Laws shall be construed, performed, governed and enforced in accordance with U.S. Securities Laws.

(2)

Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto in respect of all matters arising under this Agreement and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.12 Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.13 No Liability

No director or officer of the Purchaser or the Parent shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or the Parent. No director or officer of the Company or the Subsidiary shall have any personal liability whatsoever to the Purchaser or the Parent under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or the Subsidiary.

Section 8.14 Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.15 Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Acquisition Agreement as of the date first written above.

EXACTEARTH LTD.

By:	/s/ Peter Mabson
Authorized Signing Officer

SPIRE GLOBAL CANADA ACQUISITION CORP.

By:	/s/ Ananda Martin
Authorized Signing Officer

SPIRE GLOBAL, INC.

By:	/s/ Peter Platzer
Authorized Signing Officer

Signature Page to Arrangement Agreement

SCHEDULE A

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Affected Securities” means, collectively, the Shares, Company Options, DSUs and RSUs.

“Affected Securityholders” means, collectively, the Shareholders, the holders of Company Options, the holders of DSUs and the holders of RSUs.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and Section 5.1 or made at the direction of the Court in accordance with the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement made as of September 13, 2021 among the Company, the Parent and the Purchaser (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered at the Company Meeting by Shareholders, substantially in the form set out in Schedule B to the Arrangement Agreement.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or Vienna, Virginia.

“Cash Consideration” means, for each Share, $2.5009 in cash.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Company” means exactEarth Ltd., a corporation incorporated under the laws of Canada.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Company Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.

“Company Options” means the outstanding options to purchase Shares issued pursuant to the Stock Option Plan.

“Company Share Reference Price” means the volume weighted averages of the trading price of the Shares on the Toronto Stock Exchange per day as displayed under the VWAP function on the “XCT CT EQUITY” Bloomberg page (or its equivalent successor if such page is not available) on each of the five consecutive trading days immediately before the Effective Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Consideration” means, collectively, the Cash Consideration and the Share Consideration.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Depositary” means Computershare Investor Services Inc. or such other Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” has the meaning specified in Section 3.1.

“Dissenting Holder” means a registered Shareholder as of the record date for the Company Meeting who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of its Shares, but only in respect of the Shares in respect of which Dissent Rights are validly exercised by such registered Shareholder.

“DSU Plan” means the Company’s Deferred Share Unit Plan effective as of February 4, 2016, as amended.

“DSUs” means the outstanding deferred share units issued under the DSU Plan.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency, political party, royal family or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, supervisory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Law” means, with respect to any Person, any and all applicable law, constitution, treaty, convention, ordinance, by-law, code, rule, regulation, order, injunction, judgment, decree, ruling, award or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, standards, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Lien” means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim or lien (statutory or otherwise), in each case, whether contingent or absolute.

“Letter of Transmittal” means the letter of transmittal sent to registered holders of Shares for use in connection with the Arrangement, in the form accompanying the Company Circular (which shall be reasonably acceptable to Purchaser), which shall specify that delivery shall be effected, and risk of loss and title to the Share certificates shall pass, only upon proper delivery of the Share certificates (or effective affidavits of loss in lieu thereof) to the Depositary and which shall be in such form and have such other customary provisions as the Company may specify (which shall be reasonably acceptable to Purchaser).

“Net Option Surrender Shares” has the meaning specified in Section 2.3(b).

“NYSE” means the New York Stock Exchange.

“Parent” means Spire Global, Inc.

“Parent Shares” means the shares of class A common stock in the authorized share capital of Parent.

“Parent Share Reference Price” means the volume weighted averages of the trading price of the Parent Shares on the NYSE per day as displayed under the VWAP function on the “SPIRE US EQUITY” Bloomberg page (or its equivalent successor if such page is not available) on each of the five consecutive trading days immediately before the Effective Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Parties” means, collectively, the Company, the Parent and the Purchaser and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations hereto made in accordance with the Arrangement Agreement and Section 5.1 or made at the direction of the Court in accordance with the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Purchaser” means Spire Global Canada Acquisition Corp., a corporation incorporated under the laws of the province of British Columbia.

“Purchaser Loan” means a non-interest bearing demand loan from the Purchaser to the Company denominated in Canadian dollars in an aggregate principal amount equal to the aggregate Transaction Expenses to be paid by the Company in connection with the Arrangement Agreement, which shall be evidenced by way of a non-interest bearing demand promissory note granted by the Company in favour of the Purchaser.

“RSUs” means the outstanding restricted share units issued under the Share Unit Plan.

“RSU Surrender Shares” has the meaning specified in Section 2.3(c).

“Shareholders” means the registered and/or beneficial holders of Shares, as the context requires.

“Share Consideration” means, for each Share, 0.1 Parent Shares.

“Share Unit Plan” means the amended and restated share unit plan of the Company dated as of April 28, 2021.

“Shares” means the common shares in the capital of the Company and includes, for greater certainty, the Net Option Surrender Shares and the RSU Surrender Shares issued upon the valid exercise of Company Options or the settlement of RSUs, as applicable.

“Stock Option Plan” means the amended and restated stock option plan of the Company dated as of April 28, 2021.

“Tax Act” means the Income Tax Act (Canada).

1.2	Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(1)

Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)	Currency. All references to dollars or to $ are references to Canadian dollars, unless specified otherwise.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(5)

Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(6)

Computation of Time. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(7)	Time References. References to time herein or in any Letter of Transmittal are to local time, Toronto, Ontario.

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Purchaser, the Parent, the Company, all holders and beneficial owners of securities of the Company, including the Shares, Company Options, DSUs and RSUs and including Dissenting Holders, the register and transfer agent of the Company, the Depositary and all other Persons, at and after, the Effective Time without any further act or formality required on the part of any Person.

2.3	Arrangement

At the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five minute intervals starting at the Effective Time:

(a)

the nominating rights agreement between the Company and Ewing Morris & Co. Investment Partners Ltd. and the amended and restated nominating rights agreement between the Company and Hisdesat Servicios Estratégicos, S.A., each dated as of December 13, 2018, will be terminated;

(b)	the Purchaser shall make the Purchaser Loan;

(c)

each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Stock Option Plan, shall be deemed to be unconditionally vested and exercisable, and such Company Option shall, without any further action by or on behalf of a holder of Company Options, be deemed to be assigned and transferred by such holder to the Company in exchange for the issuance by the Company of that number of Shares rounded down to the nearest whole Share (the “Net Option Surrender Shares”) equal to (i) the number of Shares subject to such Option immediately prior to the Effective Time minus (ii) the number of Shares that, when multiplied by the Company Share Reference Price, is equal to the aggregate exercise price of such Company Option, and for greater certainty, where such amount is negative, no Net Option Surrender Shares shall be issued, and the holder of such Company Option shall be, and shall be deemed to be, the holder of such Net Option Surrender Shares and the register of the Shares maintained by or on behalf of the Company shall be, and shall be deemed to be, revised accordingly, but the holder of such Company Option shall be not be entitled to a certificate or other document representing the Net Option Surrender Shares so issued, and each such Company Option shall immediately be cancelled;

(d)

each RSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Share Unit Plan, shall be deemed to be unconditionally vested, and such RSU shall, without any further action by or on behalf of a holder of RSUs, be deemed to be assigned and transferred by such holder to the Company in exchange for the issuance by the Company of that number of Shares rounded down to the nearest whole Share (the “RSU Surrender Shares”) equal to the number of Shares subject to such RSU immediately prior to the Effective Time, and the holder of such RSU shall be, and shall be deemed to be, the holder of such number of RSU Surrender Shares and the register of the Shares maintained by or on behalf of the Company shall be, and shall be deemed to be, revised accordingly, but the holder of such RSU shall be not be entitled to a certificate or other document representing the RSU Surrender Shares so issued, and each such RSU shall immediately be cancelled;

(e)

each DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the DSU Plan, shall be deemed to be unconditionally vested, and such DSU shall, without any further action by or on behalf of a holder of DSUs, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company equal to: (i) the Cash Consideration, plus (ii) the Share Consideration for one Share multiplied by the Parent Share Reference Price, less applicable withholdings, and each such DSU shall immediately be cancelled;

(f)

(i) each holder of Company Options, RSUs and DSUs shall cease to be a holder of such Company Options, RSUs and DSUs, (ii) such holder’s name shall be removed from each applicable register, (iii) the Stock Option Plan, the Share Unit Plan and the DSU Plan and all agreements relating to the Company Options, RSUs and DSUs shall be terminated and shall be of no further force and effect, and (iv) such holder shall thereafter have only the right to receive the consideration to which they are entitled pursuant to Section 2.3(c), Section 2.3(d) and Section 2.3(e) at the time and in the manner specified in Section 2.3(c), Section 2.3(d) and Section 2.3(e);

(g)

each of the Shares held by Dissenting Holders shall be deemed to have been transferred without any further act or formality to the Purchaser in consideration for a debt claim against the Purchaser for the amount determined under Article 3, and:

(i)

such Dissenting Holders shall cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to be paid fair value by the Purchaser for such Shares as set out in Section 3.1;

(ii)	such Dissenting Holders’ names shall be removed as the holders of such Shares from the registers of Shares maintained by or on behalf of the Company; and

(iii)

the Purchaser shall be deemed to be the legal and beneficial owner of such Shares so transferred, free and clear of all Liens, and shall be entered in the register of Shares maintained by or on behalf of the Company;

(h)

each Share outstanding immediately prior to the Effective Time (including, for greater certainty, the Net Option Surrender Shares and the RSU Surrender Shares issued pursuant to Section 2.3(c) and 2.3(d), respectively), other than Shares held by a Dissenting Holder, shall, without any further action by or on behalf of a holder of Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser in exchange for the Consideration, and:

(i)

the holders of such Shares shall cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to be paid the Consideration by the Purchaser in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Shares maintained by or on behalf of the Company; and

(iii)

the Purchaser shall be deemed to be the legal and beneficial owner of such Shares so transferred, free and clear of all Liens, and shall be entered in the register of the Shares maintained by or on behalf of the Company, such that following the transactions contemplated by Section 2.3(g) and 2.3(h), Purchaser shall be the legal and beneficial owner of 100% of the Shares.

ARTICLE 3

RIGHTS OF DISSENT

3.1	Rights of Dissent

Registered Shareholders as of the record date for the Company Meeting may exercise dissent rights with respect to the Shares held by such holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and this Section 3.1; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Holders who duly exercise their Dissent Rights shall be deemed to have transferred the Shares held by them and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens, as provided in Section 2.3(g) and if they:

(a)

ultimately are entitled to be paid fair value for such Shares: (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(g)); (ii) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to the Purchaser in accordance with Section 2.3(g); (iii) will be entitled to be paid, subject to Section 4.4, the fair value of such Shares, which fair value, notwithstanding anything to the contrary contained in Part XV of the CBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted; and (iv) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Shares; or

(b)

ultimately are not entitled, for any reason, to be paid fair value for such Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Shares who did not deposit with the Depositary a duly completed Letter of Transmittal (and shall be entitled to receive the Consideration in the same manner as such non-dissenting holder of Shares).

3.2	Recognition of Dissenting Holders

(a)

In no circumstances shall the Purchaser or the Company or any other Person be required to recognize a Person exercising Dissent Rights (i) unless as of the deadline for exercising Dissent Rights (as set forth in Section 3.1), such Person is the registered holder of those Shares in respect of which such Dissent Rights are sought to be exercised; (ii) if such Person has voted or instructed a proxy holder to vote such Shares in favour of the Arrangement Resolution; or (iii) unless such Person has strictly complied with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the completion of the transfer under Section 2.3(g).

(b)

For greater certainty, in no case shall the Purchaser or the Company or any other Person be required to recognize Dissenting Holders as holders of Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.3(g), and the names of such Dissenting Holders shall be removed from the registers of holders of the Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.3(g) occurs. In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Options or holders of DSUs or RSUs; (ii) Shareholders who vote or have instructed a proxyholder to vote such Shares in favour of the Arrangement Resolution (but only in respect of such Shares); (iii) Persons who, as of the deadline for exercising Dissent Rights, are not registered holders of Shares in respect of which Dissent Rights are sought to be exercised; or (iv) Persons who have not strictly complied with the procedures for exercising Dissent Rights or Persons who have withdrawn their exercise of Dissent Rights prior to the Effective Time.

ARTICLE 4

CERTIFICATES AND PAYMENTS

4.1	Payment and Delivery of Consideration

(a)

Prior to the filing of the Articles of Arrangement, the Purchaser shall deposit, or arrange to be deposited, with the Depositary and for the benefit of Affected Securityholders, sufficient Parent Shares to satisfy the aggregate Share Consideration payable to the Shareholders in accordance with Section 2.3, the aggregate amount of cash to satisfy the aggregate Cash Consideration payable in accordance with Section 2.3 and the aggregate amount of cash to satisfy the payment to Shareholders in lieu of fractional Parent Shares in accordance with Section 4.5.

(b)

Upon surrender to the Depositary for cancellation of a certificate or instrument which immediately prior to the Effective Time represented outstanding Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary or the Purchaser may reasonably require (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement, it being understood that any reference herein to “certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Shares), the holders holding Shares formerly represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Consideration which such holder has the right to receive under this Plan of Arrangement for such Shares, including the cash payment in lieu of fractional Parent Shares in accordance with Section 4.5, less any amounts withheld pursuant to Section 4.3, and any certificate or instrument so surrendered shall forthwith be cancelled.

(c)

On or as soon as practicable after the Effective Date, the Depositary shall deliver, on behalf of the Company, to each holder of DSUs as reflected on the register maintained by or on behalf of the Company in respect of DSUs, a cheque representing the cash payment, if any, which such holder of DSUs has the right to receive under this Plan of Arrangement for such DSUs, less any amount withheld pursuant to Section 4.3. Notwithstanding the foregoing, at the election of the Purchaser and the Company, the Company shall be entitled to pay any such amounts payable to holders of DSUs pursuant to its payroll service provider no later than the Company’s next regularly scheduled payroll date following the Effective Date.

(d)

Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented Shares, shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing Shares that were transferred pursuant to Section 2.3, and not duly surrendered with all other instruments required by this Section 4.1, on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature in the Consideration or against or in the Company, Parent or the Purchaser or any of their respective Affiliates. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Company, as applicable, and the Cash Consideration forming part of such Consideration shall be paid or returned over by the Depositary to the Purchaser or as directed by the Purchaser and the Share Consideration forming part of the Consideration shall be deemed to be cancelled.

(e)

Any portion of the amount deposited with the Depositary (including any interest and other income resulting from any investment of the Depositary with respect to such amount) that remains unclaimed by the former holders of the Affected Securities and other eligible Persons in accordance with this Article 4 following two years after the Effective Time shall be delivered to Purchaser, and any such holder who has not previously complied with this Article 4 shall thereafter look only to Purchaser and Parent for, and, subject to Section 4.1(f), Purchaser and Parent shall remain liable for, payment of such holder’s claim for payment under this Section 4.1.

(f)

In the event of the surrender of a certificate of Shares that is not registered in the transfer records of the Company under the name of the Person surrendering such certificate, the Consideration to which the registered holder is entitled pursuant to Section 2.3 shall be paid to such a transferee if such certificate is presented to the Depositary and such certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of Purchaser that (i) any applicable stock transfer Taxes or any other Taxes required by reason of such payments being made in a name other than the registered holder have been paid or (ii) no such Taxes are payable.

(g)

Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Affected Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

(h)

No holder of Affected Securities shall be entitled to receive any consideration with respect to such Affected Securities other than any consideration to which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 less any amount withheld pursuant to Section 4.3 and, for greater certainty, subject to Section 4.6, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration and cash (in lieu of fractional Parent Shares) deliverable in accordance with such holder’s duly completed and executed Letter of Transmittal. When authorizing such payment or delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration and cash (in lieu of fractional Parent Shares) is to be delivered shall as a condition precedent to the delivery of such Consideration and cash (in lieu of fractional Parent Shares), give a bond satisfactory to the Purchaser and the Depositary (each acting reasonably) in such sum as the Purchaser may direct (acting reasonably), or otherwise indemnify the Parent, the Purchaser and the Company and their respective Affiliates in a manner satisfactory to the Parent, the Purchaser and the Company, each acting reasonably, against any claim that may be made against the Parent, the Purchaser and the Company or their respective Affiliates with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Rounding of Cash

In any case where the aggregate cash amount payable to a particular holder of Affected Securities under the Arrangement would, but for this provision, include a fraction of a cent, the amount payable shall be rounded down to the nearest whole cent.

4.4	Withholding Rights

(a)

The Purchaser, the Parent, the Company, the Depositary and any other Person that has any withholding obligation with respect to any amount paid or deemed paid hereunder, as applicable, shall be entitled to deduct and withhold or direct the Purchaser, the Parent, the Company or the Depositary to deduct and withhold on their behalf, from any amount otherwise payable or deliverable to any Person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 3.1 hereof and including, by way of deduction from the consideration payable for the Company Options, RSUs or DSUs), such amounts as the Purchaser, Parent, the Company, the Depositary or such Person, as applicable, are required to deduct and withhold, or reasonably believe to be required to deduct and withhold, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the amount otherwise payable or deliverable pursuant to this Plan of Arrangement and shall be treated for all purposes under this Plan of Arrangement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity. The Purchaser will (i) promptly notify the Company if it becomes aware of any such deduction or withholding, and (ii) remit any withheld or deducted amounts to the appropriate Governmental Entity within the time required by applicable Law. For greater certainty, the Purchaser may withhold from the Consideration payable to a former holder of Company Options, RSUs or DSUs any amounts which are required to satisfy a withholding obligation of the Company arising on the settlement of Company Options, RSUs or DSUs pursuant to the Plan of Arrangement, and any amounts so withheld may be remitted by the Purchaser to the applicable Governmental Entity or may be paid by the Purchaser to the Company for the Company to remit to the applicable Governmental Entity.

(b)

To the extent that the amount so required to be deducted or withheld from any payment to a holder of Shares, holder of Company Options or holder of RSUs exceeds the cash component, if any, of the consideration otherwise payable to such Person or has not been deducted from the Company Options or RSUs, the Purchaser, the Parent, the Company and the Depositary are hereby authorized to withhold and sell or otherwise dispose of, or direct the Purchaser, the Parent, the Company and the Depositary to deduct and withhold and sell on their behalf, on their own account or through a broker, and on behalf of such holder, or require such holder to irrevocably direct the sale through a broker and irrevocably direct the broker pay the proceeds of such sale to the Purchaser, the Parent, the Company or the Depositary as appropriate (and, in the absence of such irrevocable direction, such holder shall be deemed to have provided such irrevocable direction), such portion of the Parent Shares issuable to the holder as is necessary to provide sufficient funds to the Company, the Purchaser, the Parent or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement, and the Purchaser, the Parent, the Company or the Depositary shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale (after deduction of all fees, commissions or costs in respect of such sale) to the appropriate Governmental Entity and shall remit to such holder any unapplied balance of the net proceeds of such sale. Any sale will be made at prevailing market prices and none of the Company, the Purchaser, the Parent or the Depositary shall be liable to any holder of Shares, holder of Company Options or holder of RSUs in respect of a particular price for the Parent Shares so sold, the manner or timing of such sales or otherwise. Notwithstanding the foregoing, in lieu of having the Parent Shares sold or otherwise disposed of, (i) holders of Company Options or RSUs may provide cash to the Company, the Purchaser or the Depository, as applicable, to fund any required withholding taxes, provided the cash delivered is sufficient to satisfy any remittance in full and is received at least five business days before the remittance by the Company, the Purchaser or the Depository, as applicable, of any withholding is due or (ii) the holder of Company Options or RSUs may direct the Company or the Purchaser to deduct any required withholding taxes from any amounts owing by the Company to the holder of Company Options or RSUs (pursuant to this Plan of Arrangement or otherwise) to fund all or any portion of such required withholding taxes.

4.5	No Fractional Parent Shares

In no event shall any holder of Shares be entitled to a fractional Parent Share. Where the aggregate number of Parent Shares to be issued to a Shareholder as Share Consideration under this Plan of Arrangement would result in a fraction of a Purchaser Share being issuable, then the number of Parent Shares to be issued to such Shareholder shall be rounded down to the nearest whole number. In lieu of such fractional Parent Share, each holder of Shares otherwise entitled to a fractional interest in a Parent Share will be entitled to receive a cash payment equal to such fractional interest multiplied by the Parent Share Reference Price, rounding down to the nearest whole cent.

4.6	Post-Effective Time Dividends and Distributions

(a) No dividends or other distributions declared or made after the Effective Time with respect to Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 2.3.

(b) All dividends and distributions made after the Effective Time with respect to any Parent Shares allotted and issued pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary, subject to Section 4.1(e), in trust for the holder of such Parent Shares. All monies received by the Depositary shall be invested by it in interest bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. Subject to this Section 4.6, the Depositary shall pay and deliver to any such holder, as soon as reasonably practicable after application therefor is made by such holder to the Depositary in such form as the Depositary may reasonably require, such dividends and distributions and any interest thereon to which such holder is entitled pursuant to the Arrangement, net of any applicable withholding and other taxes.

4.7	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

4.8	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all securities of the Company issued and outstanding prior to the Effective Time, including Affected Securities, (b) the rights and obligations of the holders (registered or beneficial) of such securities, the Company, the Purchaser and their respective Affiliates, the Depositary and any registrar, transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any securities of the Company shall be deemed to have been settled, compromised, released and determined without liability whatsoever except as set forth in this Plan of Arrangement.

ARTICLE 5

AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)

The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and the Purchaser, each acting reasonably, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to the Affected Securityholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to or at the Company Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Shareholders voting in the manner directed by the Court. Any amendment, modification or supplement to this Plan of Arrangement may be made following the granting of the Final Order without filing such amendment, modification or supplement with the Court or seeking Court approval, provided that it (i) concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the interest of any holders of Affected Securities or (ii) is an amendment contemplated in Section 5.1(d) .

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Affected Securities.

ARTICLE 6

FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

SCHEDULE B

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) of exactEarth Ltd. (the “Company”), pursuant to the arrangement agreement (the “Arrangement Agreement”) among the Company, Spire Global Canada Acquisition Corp. and Spire Global, Inc. dated September 13, 2021, all as more particularly described and set forth in the management information circular of the Company dated ●, 2021 (the “Circular”), accompany the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms) and all transactions contemplated thereby are hereby authorized, approved and adopted.

2.

The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in Appendix ● to the Circular, is hereby authorized, approved and adopted.

3.

The: (i) Arrangement Agreement and related transactions; (ii) actions of the directors of the Company in approving the Arrangement Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.

The Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered to, at their discretion, without notice to or approval of the shareholders of the Company: (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

B - 1

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.

Organization and Qualification. Each of the Company and the Subsidiary is a corporation or other entity duly incorporated or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has the requisite power and capacity to own and lease its assets and properties and conduct its business as now conducted. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and the Subsidiary is duly registered to carry on business in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or operated by it, or the nature of its activities make such registration necessary.

2.

Corporate Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and (subject to obtaining approval of the Shareholders of the Arrangement Resolution in the manner required by the Interim Order and Law and approval of the Court) to perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by the Company of the Arrangement and the other transactions contemplated hereby have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than approval by the Board of the Company Circular, approval by the Shareholders of the Arrangement Resolution in the manner required by the Interim Order and Law and approval by the Court.

3.

Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.

Governmental Authorization. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by the Subsidiary other than: (i) the Interim Order and any filings required in order to obtain, and approvals required by, the Interim Order; (ii) the Final Order, and any filings required in order to obtain the Final Order; (iii) filings with the Director under the CBCA; (iv) filings with the Securities Authorities and the TSX; (v) the Required Regulatory Approvals and (vi) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, have a Company Material Adverse Effect.

5.

Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of the Company’s Constating Documents, the organizational documents of the Subsidiary or the Nominating Agreements;

(b)	assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law;

(c)

require any consent or approval by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company or the Subsidiary is entitled under, any Material Contract, Lease or material Authorization to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound; or

(d)	result in the creation or imposition of any Lien upon any of the material properties or material assets of the Company or the Subsidiary;

except, in the case of each of clauses (b) through (d), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

6.	Capitalization.

(a)

The authorized capital of the Company consists of an unlimited number of Shares and an unlimited number of Class A Preferred Shares issuable in series. As of the close of business on the Business Day prior to the date of this Agreement, there were 49,816,065 Shares issued and outstanding and no Class A Preferred Shares issued and outstanding. All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable. No Shares have been issued in violation of any Law or any pre-emptive or similar rights applicable to them.

(b)

As of the close of business on the Business Day prior to the date of this Agreement there were 2,088,805 Shares issuable upon the exercise of outstanding Company Options. Section 6(b) of the Company Disclosure Letter contains a list of the Company Options, with details regarding the exercise price, whether such Company Options are vested or unvested and the number of participants to whom such Company Options have been granted. The Stock Option Plan and the issuance of securities under such plan (including all outstanding Company Options) have been duly authorized by the Board in compliance with Law and the terms of the Stock Option Plan.

(c)

As of the close of business on the Business Day prior to the date of this Agreement there were 1,459,033 Shares issuable upon the exercise of outstanding RSUs. Section 6(c) of the Company Disclosure Letter contains a list of the RSUs, with details regarding the exercise price, whether such RSUs are vested or unvested and the number of participants to whom such RSUs have been granted. The Share Unit Plan and the issuance of securities under such plan (including all outstanding RSUs) have been duly authorized by the Board in compliance with Law and the terms of the Share Unit Plan.

(d)	As of the close of business on the Business Day prior to the date of this Agreement, there were 1,630,790 DSUs outstanding.

(e)

Except for the rights under the Stock Option Plan, including outstanding Company Options, the rights under the Share Unit Plan, including outstanding RSUs, the rights under the DSU Plan, including outstanding DSUs, the rights under the Employee Share Purchase Plan, including outstanding Shares, there are no:

(i)

options, subscriptions, equity-based awards, calls, rights, warrants, contingent value rights, phantom stock, convertible securities or similar securities convertible into or exchangeable or exercisable for Shares, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind to which the Company or the Subsidiary are a party that obligate the Company or the Subsidiary to, directly or indirectly, issue or sell any securities of the Company or of the Subsidiary (or securities convertible into or exchangeable for such securities or equity interests), or give any Person a right to subscribe for or acquire, any securities of the Company or of the Subsidiary;

(ii)

obligations of the Company or of the Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or of the Subsidiary, or qualify securities for public distribution in Canada, the U.S. or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Company or of the Subsidiary; or

(iii)

notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote (or that are convertible into or exercisable for securities having the right to vote) with holders of Shares on any matter except as required by Law.

7.

Shareholders’ and Similar Agreements. Other than the Nominating Agreements, neither the Company nor the Subsidiary is subject to, or affected by, any unanimous shareholders agreement involving a Person other than the Company or the Subsidiary and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to (a) the ownership or voting of any of the securities of the Company or of the Subsidiary (other than as between the Company and the Subsidiary) or (b) pursuant to which any Person other than the Company or the Subsidiary may have any right or claim in connection with any existing or past equity interest in the Company or in the Subsidiary.

8.

Shareholder Rights Plan. The Company does not have any shareholder rights plan in place or any other similar plan which could increase the aggregate Consideration payable by the Purchaser to purchase the Shares under the Plan of Arrangement or which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or the Arrangement.

9.	Subsidiaries.

(a)

The following information with respect to the Subsidiary is accurately set out in Section 9(a) of the Company Disclosure Letter: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the registered holder(s) of the equity securities; and (iii) its jurisdiction of incorporation, organization or formation.

(b)

The Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests reflected as being owned by the Company, directly or indirectly, of the Subsidiary, free and clear of any Liens, other than Permitted Liens and all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights. Except for the shares or other equity interests owned by the Company in the Subsidiary, or as set out in Section 9(b) of the Company Disclosure Letter, the Company does not own, beneficially or of record, any equity interests of any kind in any other Person.

10.

Securities Law Matters. The Company is a “reporting issuer” in each of the provinces of Canada. The Shares are listed and posted for trading on the TSX. The Subsidiary is not subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction. The Company is not in default of any material requirements of any Securities Laws or the rules and regulations of the TSX. The Company has not taken any action to cease to be a reporting issuer in any province of Canada nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect or, to the knowledge of the Company, has been threatened, and the Company is not currently subject to any formal review, enquiry, investigation or other proceeding relating to any such order or restriction. The Company has timely filed all material forms, reports, schedules, statements and other documents required to be filed under Securities Laws with the appropriate Governmental Entity since November 1, 2019. The documents comprising the Company Filings complied as filed in all material respects with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. The Company has not filed any confidential material change report which at the date of this Agreement remains confidential.

11.	Financial Statements.

(a)

The Company’s audited consolidated financial statements as at and for the fiscal years ended October 31, 2020 and 2019 (including, in each case, any of the notes or schedules thereto, the auditor’s report thereon and related management’s discussion and analysis) included in the Company Filings: (i) were prepared in accordance with IFRS; and (ii) present fairly, in all material respects, the financial position of the Company and the Subsidiary on a consolidated basis as at the respective dates thereof and the revenues, results of operations, changes in shareholders’ equity and cash flow of the Company and the Subsidiary on a consolidated basis for the periods covered thereby (except as may be indicated in the notes to such financial statements).

(b)

The financial books, records and accounts of the Company and the Subsidiary in all material respects have been maintained in accordance with IFRS or the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years

(c)

The Company does not intend to correct or restate, nor, to the knowledge of the Company is there any basis for any correction or restatement of, any aspect of the Company’s financial statements, other than as may be required by the Parent or the Purchaser.

12.	Disclosure Controls and Internal Control over Financial Reporting.

(a)

The Company has established and maintains a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) that are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings or interim filings or other reports filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified in Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under Securities Laws are accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b)

The Company has established and maintains a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c)

To the knowledge of the Company, there is no undisclosed material weakness (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting.

13.

No Material Undisclosed Liabilities. There are no material liabilities or obligations of the Company or of the Subsidiary of any nature, whether accrued, contingent, absolute, or otherwise, other than liabilities or obligations: (i) disclosed in the Company Filings; (ii) not required to be set forth in the Company Filings under IFRS; (iii) incurred in the Ordinary Course since November 1, 2020; (iv) incurred in connection with this Agreement (including any transaction expenses); or (v) that relate to Taxes (which are the subject of Paragraph 32).

14.

Absence of Certain Changes or Events. Since November 1, 2020 until the date of this Agreement, other than the transactions contemplated by this Agreement and as disclosed in the Company Filings, the business of the Company and of the Subsidiary has been conducted in the Ordinary Course and there has not occurred a Company Material Adverse Effect.

15.

Related Party Transactions. Neither the Company nor the Subsidiary is indebted to any director, officer, or employee of the Company or the Subsidiary or any of their respective affiliates or associates (except for amounts due in the Ordinary Course or pursuant to any Law or Contract such as salaries, bonuses, director’s fees or the reimbursement of Ordinary Course expenses). There are no Contracts (other than employment arrangements or other terms of engagement) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any officer or director of the Company or the Subsidiary, or any of their respective affiliates or associates (each, a “Related Party Agreement”).

16.

Compliance with Laws. Each of the Company and the Subsidiary is, and since November 1, 2019 has been, in compliance in all material respects with Law, except for any such non-compliances which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor the Subsidiary is, to the knowledge of the Company, under any investigation with respect to, has been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Law from any Governmental Entity.

17.

Authorizations and Licences. A true and complete list of all of the material Authorizations of the Company and the Subsidiary is set forth in Section 17 of the Company Disclosure Letter. The Company and the Subsidiary own, possess or have obtained all material Authorizations that are required by Law in connection with the operation of the business of the Company and the Subsidiary as presently conducted, except where the failure to own, possess or obtain any such Authorization would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company or the Subsidiary, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each such Authorization is valid and in full force and effect as of the date hereof and is renewable by its terms or in the Ordinary Course, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, no action, investigation or proceeding is pending, or to the knowledge of the Company, threatened, against the Company or the Subsidiary in respect of or regarding any such Authorization that could reasonably be expected to result in the suspension, loss, modification, cancellation or revocation of any such Authorizations.

18.

Regulatory Filings. The Company and the Subsidiary have filed all material reports, statements, documents, registrations, filings or submissions required to be filed by it with any Governmental Entity. All such filings complied in all material respects with Law when filed and no material deficiencies have been asserted by any such Governmental Entity with respect to such filings or submissions.

19.

Hart-Scott Rodino. The Company (i) is its own “Ultimate Parent Entity” as defined in 16 C.F.R. § 801.1(a)(3), and together with all “Entities” it “Controls” as such terms are defined in 16 C.F.R. § 801.1(a)(2) and § 801.1(b), (ii) is not “engaged in manufacturing” as such term is defined in 16 C.F.R. § 801.1(j) and (iii) holds total assets of less than $18.4 million as determined in accordance with 16 C.F.R. § 801.11.

20.	Material Contracts.

(a)	Section 20 of the Company Disclosure Letter sets out a complete and accurate list of all Material Contracts. True and complete copies of the Material Contracts have been disclosed in the Data Room.

(b)

Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company or the Subsidiary, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity). Neither the Company nor the Subsidiary is in breach or default under any Material Contract, except for such breaches or defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)

Neither the Company nor the Subsidiary has received any written notice of, any breach or default under nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under any such Material Contract by any other party to a Material Contract, except for such breaches or defaults as would not individually or in the aggregate, have a Company Material Adverse Effect.

(d)

Neither the Company nor the Subsidiary has received any written notice, that any party to a Material Contract intends to cancel, terminate or not renew its relationship with the Company or the Subsidiary, and, to the knowledge of the Company, no such action is threatened.

21.

Personal Property. Except as disclosed in Section 21 of the Company Disclosure Letter, the Company or the Subsidiary have good title to all material personal property of any kind or nature which the Company or the Subsidiary purports to own, free and clear of all Liens (other than Permitted Liens). The Company and the Subsidiary, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by and material to the Company or the Subsidiary as used, possessed and controlled by the Company or the Subsidiary, as applicable.

22.

Real Property. With respect to the real property leased or subleased by the Company or the Subsidiary: (i) each such lease, sublease or other agreement pursuant to which the Company or the Subsidiary, as the case may be, occupies such real property (collectively, the “Leases” and each a “Lease”) constitutes a legal, valid and binding obligation of the Company or the Subsidiary, as the case may be, enforceable against the Company or the Subsidiary, as the case may be, in accordance with its terms and is binding and in full force and effect; (ii) neither the Company nor the Subsidiary, as the case may be, has received written notice of any breach of or default under any such Lease on the part of the Company or the Subsidiary and to the knowledge of the Company neither the Company nor the Subsidiary, as the case may be, is in breach of or default under any such Lease on the part of the Company or the Subsidiary and to the knowledge of the Company no event has occurred which, without the giving of notice or lapse of time, or both, would constitute a breach of or default under any such Lease; (iii) to the knowledge of the Company, no counterparty to any such Lease is in default thereunder; (iv) to the knowledge of the Company, the Company or the Subsidiary, as the case may be, has a valid leasehold interest in the real property occupied pursuant to the Leases, free and clear of all Liens other than Permitted Liens; (v) neither the

Company nor the Subsidiary has received any written notice that any counterparty to any Lease intends to cancel or terminate any Lease, and, to the knowledge of the Company, no such action is threatened; and (vi) the Company has made available to the Purchaser a complete and correct copy (including any amendments, modifications, extensions or renewals thereto) of each Lease in effect as of the date hereof and Section 22 of the Company Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of all Leases. Neither the Company nor the Subsidiary have assigned any of the Leases or sublet, licensed or otherwise granted any Person the right or option to use or occupy the real property leased or subleased by the Company or the Subsidiary pursuant to the Leases, or any portion thereof, except as set forth on Section 22 of the Company Disclosure Letter. Neither the Company nor the Subsidiary own or have ever owned any real property.

23.	Intellectual Property.

(a)

Section 23(a) of the Company Disclosure Letter lists all Owned Intellectual Property comprising: (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations (collectively, “Owned Registered Intellectual Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, no material Owned Registered Intellectual Property has been abandoned or cancelled, and each such material Owned Registered Intellectual Property (i) has been maintained effective by all requisite filings, renewals and payments, and (ii) remains in full force and effect.

(b)

Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Subsidiary, as applicable, owns all right, title and interest in and to all Owned Intellectual Property that is material to the conduct of the business of the Company as currently conducted, free and clear of all Liens (other than Permitted Liens), with the exception of the Licensed Intellectual Property or the Publicly Available Software listed on Section 23(e) of the Company Disclosure Letter, and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened, that challenges the validity, enforceability, registration, use or ownership of any such material Owned Intellectual Property.

(c)

Except as set forth in Section 23(c) of the Company Disclosure Letter, all current and former Company Employees and all current and former consultants and independent contractors of Company or the Subsidiary who have been involved in the design, creation, invention, development or modification of the Owned Intellectual Property or Owned Technical Information that is material to the conduct of the business of the Company as currently conducted, have executed an agreement which is protective of the confidentiality of information and ownership of proprietary property of Company or the Subsidiary, assigns to Company or the Subsidiary all right, title and interest in and to such Owned Intellectual Property and Owned Technical Information, and, to the extent legally permissible, waives in favour of Company or the Subsidiary all moral rights therein.

(d)

The Company and the Subsidiary are using or holding the Licensed Intellectual Property with the consent of or a licence from the owner or a sub-licensor of such Licensed Intellectual Property, all of which such consents or licences are in full force and effect and no breach or default exists on the part of the Company or the Subsidiary or, to the knowledge of the Company, on the part of any of the other parties thereto. Each item of the Licensed Intellectual Property will be available for use by the Company or the Subsidiary following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.

(e)

The Company does not incorporate, combine or distribute any Publicly Available Software in Company Software in a manner which (i) requires the distribution of source code in connection with the distribution of such Company Software in object code form; (ii) materially limits the Company or the Subsidiary’s freedom to seek full compensation in connection with marketing, licensing, and distributing any Company Software; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the Company Software by its terms and not by operation of Law. Except as set out in Section 23(e) of the Company Disclosure Letter, the Company or the Subsidiary is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ notes, source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of each item of material Company Software, subject to any licences granted to third parties therein. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, the Company Software does not contain any Unauthorized Code.

(f)

To the knowledge of the Company, the Company and the Subsidiary are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, and as of the date of this Agreement, the Company and the Subsidiary have not received from any Person in the past twelve months any written notice, charge, complaint, claim or other written assertion alleging any such infringement, misappropriation, or other violation by the Company or the Subsidiary of the Intellectual Property of any Person. To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating the Owned Intellectual Property in any manner that would reasonably be expected to have a Company Material Adverse Effect on the Company.

(g)

Except as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, all computer hardware and operating systems, Software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business of the Company and the Subsidiary as presently conducted (the “Internal Systems”) are sufficient, in all material respects, for conducting the business of the Company and the Subsidiary as presently conducted and are free from known material defects or deficiencies, errors in design and operating defects. The Company and the Subsidiary utilize industry standard protection measures for its Internal Systems seek to prevent computer viruses, time locks or any code, instruction or device that is designed to be used without authority to access, modify, delete or damage any of the Internal Systems or any system or equipment in connection with which it may operate and, to the Company’s knowledge, the Internal Systems do not contain any such viruses, time locks, code, instruction or device.

(h)

The Company has implemented and maintained commercially reasonable measures in accordance with sound industry practices to protect and maintain the confidentiality of the confidential or non-public aspects of the Owned Intellectual Property and Owned Technical Information and of any third party information that the Company or the Subsidiary has received under an obligation of confidentiality (collectively, “Non-Public Information”). No such Non-Public Information has been authorized to be disclosed or has been actually disclosed to any Person (including current and, to the knowledge of the Company, former Company Employees and current and, to the knowledge of the Company, former consultants and independent contractors of Company or the Subsidiary) other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Non-Public Information, and Company has not agreed to or undertaken in any way or otherwise committed to provide the confidential or non-public aspects of the Owned Intellectual Property or Owned Technical Information to any Person, including by way of escrow arrangements.

24.

Litigation. There are no material claims, actions, suits, arbitrations or proceedings, or to the knowledge of the Company, any inquiries or investigations pending, or, to the knowledge of the Company, are there any material claims, actions, suits, arbitrations, proceedings, inquiries or investigations threatened, against the Company or the Subsidiary by or before any Governmental Entity that, if determined adverse to the interests of the Company or the Subsidiary, would, individually or in the aggregate, have a Company Material Adverse Effect or would be reasonably expected to prevent or materially delay the consummation of the Arrangement or the transactions contemplated hereby, provided, however, that any inquiry or investigation regarding the transactions contemplated by this Agreement by a Governmental Entity charged with enforcing the competition or antitrust laws of a jurisdiction will not constitute a material proceeding under this section unless the Governmental Entity commences a suit to enjoin the consummation of the Arrangement or the transactions contemplated hereby before the Outside Date. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or the Subsidiary before any Governmental Entity. Neither the Company nor the Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree that would individually or in the aggregate, have a Company Material Adverse Effect or that would be reasonably expected to prevent or materially delay the consummation of the Arrangement or the transactions contemplated hereby.

25.

Environmental Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there exists no fact, condition or occurrence concerning the Company or the Subsidiary and the operation of their respective businesses or assets with respect to any violation of, non-compliance with or obligation or liability under Environmental Laws, and neither the Company nor the Subsidiary has received written notice of any such violation, non-compliance or liability; (ii) neither the Company nor the Subsidiary is party to or the subject of any pending or threatened action, suit or proceeding by or before any court or Governmental Entity with respect to, and no unresolved complaint, notice or violation, citation, summons or order has been issued to the Company or the Subsidiary alleging, any violation by or liability of the

Company or the Subsidiary with respect to any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (iii) the operation of the business of the Company and the Subsidiary is, and since November 1, 2019 has been, in compliance in all material respects with Environmental Laws; or (iv) to the knowledge of the Company, neither the Company nor the Subsidiary owns or operates any property or facility contaminated by any Hazardous Substance which would reasonably be expected to result in liability to the Company or the Subsidiary under Environmental Law.

26.	Employees.

(a)	All Contracts in relation to the top 5 compensated Company Employees (calculated based on 2020 annual base salary plus target cash bonus) have been disclosed in the Data Room.

(b)	There is no unfair labour practice complaint, grievance or arbitration proceeding in progress or, to the knowledge of the Company, threatened against the Company or the Subsidiary.

(c)

A list of all Company Employees has been disclosed in the Data Room, which list contains the following for each employee: position; legal employer; work location; recognized service date; base salary; bonus opportunity; and benefits.

(d)

All independent contractors of the Company or of the Subsidiary: (i) have been disclosed in the Data Room, along with a summary of the material terms of their engagement; and (ii) have been retained pursuant to a written independent contractor agreement and, to the knowledge of the Company, are properly characterized pursuant to applicable Law as independent contractors.

(e)

Except as disclosed in Section 26(e) of the Company Disclosure Letter, no Company Employee has any agreement as to length of notice or severance payment required to terminate his or her employment (other than such as results by Law from the employment of an employee without an agreement as to notice or severance), nor are there any change of control payments or severance payments or agreements with Company Employees providing for cash or other compensation or benefits upon the consummation of, or relating to, the Arrangement or any other transaction contemplated by this Agreement, including a change of control of the Company or of the Subsidiary.

(f)	To the knowledge of the Company, the Company and the Subsidiary are in material compliance with all applicable employment Laws related to the workplace, Company Employees and independent contractors.

(g)

To the knowledge of the Company, since January 1, 2021, there has been no express waiver or release of any non-competition, non-solicitation, non-disclosure, non-interference or non-disparagement obligation of any Company Employee, former employee or current or former independent contractor by the Company other than as a result of the expiration of any time restriction related to same.

27.	Collective Agreements.

(a)	There is no Collective Agreement in force with respect to the Company Employees.

(b)

As of the date hereof, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any other Person holds bargaining rights with respect to any Company Employee by way of certification, interim certification, voluntary recognition or successor rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of the Company.

(c)

As of the date hereof, there are no pending or, to the Company’s knowledge, threatened union organizing activities involving any Company Employees and no such activities have been undertaken in the last three (3) years. As of the date hereof, there is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Company, threatened against the Company and no such event has occurred within the last three (3) years.

(d)

As of the date hereof, no trade union has applied to have the Company or the Subsidiary declared a common, related or successor employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company or the Subsidiary carries on business.

28.	Employee Plans.

(a)

Section 28(a) of the Company Disclosure Letter lists all Employee Plans. The Company has disclosed in the Data Room true, correct and complete copies of all such Employee Plans, as amended, or, if not readily available, a description thereof together with all related material documentation.

(b)

The Company has, in all material respects, registered and administered each Employee Plan, and made all contributions and paid all premiums in respect of each Employee Plan, in accordance with Law. No fact or circumstance exists which could adversely affect the registered status of any such material Employee Plan. There are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Employee Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or the Subsidiary and no material audit or other proceeding by a Governmental Entity is pending, or to the knowledge of the Company, threatened with respect to such plan.

(c)

No Employee Plan is a “registered pension plan” as such term is defined in the Tax Act, or provides benefits or coverage in the nature of health or life insurance following retirement or other termination of employment, other than coverage or benefits required to be provided by Law.

(d)	All data necessary for the proper administration of the Employee Plans is in the possession or control of the Company and such data is complete and correct in all material respects.

29.	Satellite Details.

(a)	Section 29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each Satellite.

(b)

The Company has made available to the Parent a report maintained by the Company with respect to each in-orbit Satellite owned by the Company or the Subsidiary, that details its health and performance and identified any material satellite-related incidents and anomalies.

(c)

Section 29(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Contract under which the Company engages in telemetry, tracking and control and transmitting and/or receiving communications with respect to (i) each Satellite; and (ii) any company instrumentation present on third party satellites.

(d)	The Company does not own or operate any instruments in space capable of collecting unenhanced data in orbit of the Earth which can be processed into imagery of surface features of the Earth.

30.	Satellite Licences.

(a)

Section 30(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, all licences and authorizations held by the Company or the Subsidiary, issued by any foreign or domestic licensing Governmental Entity that regulates (i) the launch or operation of satellites or earth stations;(ii) communications by radio, television, wire, satellite or cable; or (iii) the operation of a remote sensing satellite system (collectively, the “Satellite Authorizations”) as well as identifying the Laws under which such authorizations are issued (the “Satellite Operations Laws”). As of the date of this Agreement, such Satellite Authorizations constitute all of the licences, authorizations and approvals required for the operation of the business of the Company and the Subsidiary as currently conducted.

(b)

The Satellite Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is no pending or, to the knowledge of the Company, threatened action by or before any Governmental Entity to revoke, suspend, cancel, rescind or modify any of the Satellite Authorizations, and there is not now issued or outstanding or pending or, to the knowledge of the Company, threatened, by or before any Governmental Entity, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against the Company, the Subsidiary or the Satellite Authorizations.

(c)

The Company and the Subsidiary are in material compliance with all of the terms of the Satellite Authorizations and have complied in all material respects with the Satellite Operations Laws. All material reports, filings, and disclosures required to be filed by the Company or the Subsidiary with any Governmental Entity with respect to the Satellite Authorizations have been timely filed and all such reports and filings are materially accurate and complete. Each of the Company and the Subsidiary has timely paid all material regulatory fees and other applicable material fees that are due and payable by the Company and the Subsidiary and required to be paid by the Company with respect to the Satellite Authorizations.

(d)

No Person other than the Company and the Subsidiary has the right to control the use of all or any of the Satellite Authorizations, and the Company or the Subsidiary are the sole legal and beneficial holders of each of the Satellite Authorizations. The Company and the Subsidiary have complied in all material respects with all Satellite Operations Laws regarding transfer of control or changes in ownership (including intracompany reorganizations) of the Satellite Authorizations.

(e)

The Company does not have any pending applications for licences and authorizations that would be Satellite Authorizations, if issued or granted, or for the modification, extension or renewal of any Satellite Authorizations.

31.

Insurance. Each of the Company and the Subsidiary, as applicable, is insured by reputable third-party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company and the Subsidiary. To the knowledge of the Company, each such insurance policy currently in effect that insures the physical properties, business, operations and assets of the Company and the Subsidiary is valid and binding and in full force and effect. To the knowledge of the Company, there is no material claim pending under any such insurance policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover any material portion of such claims.

32.

Indemnification. Section 32 of the Company Disclosure Letter sets out a list of all written agreements, arrangements and other commitments by which the Company or the Subsidiary have agreed to provide any rights to indemnification, exculpation or advancement of expenses in favour of (a) present employees officers or directors, as the case may be, of the Company or the Subsidiary, and (b) former employees, officers or directors, as the case may be, of the Company or the Subsidiary, whose employment or service ended on or after November 1, 2020.

33.	Taxes.

(a)	Each of the Company and the Subsidiary has timely filed all material Tax Returns required to be filed by them and all such Tax Returns are complete and correct in all material respects.

(b)

Each of the Company and the Subsidiary has paid or caused to be paid on a timely basis all material Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company. The Company and the Subsidiary have provided adequate accruals in accordance with IFRS in the most recently published consolidated financial statements of the Company for any Taxes of the Company and the Subsidiary for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns.

(c)

Neither the Company nor the Subsidiary is a party to any material action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or the Subsidiary or any of their respective assets.

(d)	There are no material Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or the Subsidiary.

(e)

Each of the Company and the Subsidiary has in all material respects withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(f)

Neither the Company nor the Subsidiary has requested, offered to enter into or entered into any agreement or other arrangement providing for any extension of time, or waived any statute of limitations, on the filing of any Tax Return, elections, designations, or similar filings, or the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course).

(g)

The Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under any applicable provincial sales tax legislation.

(h)

Neither the Company nor the Subsidiary has acquired property from a non-arm’s length Person, within the meaning of the Tax Act or the Code or other applicable Law relating to Taxes, for consideration the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under Section 160 of the Tax Act or any similar provision of the Code or other applicable Law relating to Taxes.

(i)

None of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or would reasonably be expected to apply to the Company or the Subsidiary at any time up to and including the Effective Date.

(j)

The Company and the Subsidiary has complied in all material respects with the transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documents and disclosure requirements thereunder.

(k)	No Governmental Entity of a jurisdiction where neither the Company nor the Subsidiary file a Tax Return has made a claim that the Company or the Subsidiary is subject to Tax in such jurisdiction.

(l)	The Company is not a non-resident of Canada within the meaning of the Tax Act.

(m)

Neither the Company nor the Subsidiary is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and U.S. Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of applicable Tax Law).

(n)

Neither the Company nor the Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

(o)

Neither the Company nor the Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company or the Subsidiary) or (ii) has any material liability for the Taxes of any Person (other than the Company or the Subsidiary) under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(p)

Neither the Company nor the Subsidiary is (i) a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and (ii) a party to any joint venture, partnership or other arrangement that is treated as a partnership for income Tax purposes.

(q)

Neither the Company nor the Subsidiary is (i) a “controlled foreign corporation” within the meaning of Section 957(a) of the Code or (ii) a “passive foreign investment company” within the meaning of Section 1297(a) of the Code. Neither the Company nor the Subsidiary (directly or indirectly held) holds assets that constitute U.S. property within the meaning of Section 956 of the Code. Neither the Company nor the Subsidiary (directly or indirectly held) (i) has or has had any nexus with the United States or a trade or business or permanent establishment within the United States that has subjected or could reasonably be expected to have subjected it to U.S. federal, state or local Tax; (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (iii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

(r)

Each of the Company and the Subsidiary is classified as an association for U.S. federal income tax purposes. Neither Company nor the Subsidiary (directly or indirectly held) has ever filed an entity classification election Form 8832 under Section 7701 of the Code.

34.

Money Laundering. The operations of each of the Company and the Subsidiary are, and have been since November 1, 2019 conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements and money laundering Laws and the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity relating to money laundering (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity involving the Company or the Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

35.

Corrupt Practices Legislation; Sanctions and Export Laws. Neither the Company nor the Subsidiary, nor to the knowledge of the Company, any of its or their respective directors, officers, employees or agents acting on behalf of the Company or the Subsidiary has taken, committed to take or been alleged to have taken any action which would cause the Company or the Subsidiary to be in violation of (a) the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or any Law of similar effect concerning or relating to public sector or private sector bribery or corruption (collectively, “Corrupt Practices Legislation”), (b) any economic sanctions imposed, administered or enforced by (i) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, (ii) the United Nations Security Council, (iii) the European Union, (iv) Her Majesty’s Treasury of the United Kingdom or (v) Global Affairs Canada (collectively, the “Sanctions”) or (c) any Laws and regulations pertaining to the export and reexport of any commodities, software, technology and services administered or enforced by the U.S. Department of Commerce and any Canadian, U.K. or EU laws and regulations of a similar nature (collectively, “Export Laws”). Neither the Company nor the Subsidiary has received any written allegations or written notices of violations with respect to any Corrupt Practices Legislation, Sanctions or Export Laws.

36.	Investment Canada Act. The Company and the Subsidiary do not carry on activities that constitute a cultural business within the meaning of the Investment Canada Act.

37.	Privacy and Data Security.

(a)

During the three (3) years prior to Closing, each of the Company and the Subsidiary have complied, in all material respects, with all Privacy and Data Security Requirements with respect to the Personal Information collected, used and disclosed in connection with the conduct of its business. The Company and the Subsidiary have website and employee Privacy Policies that govern the collection, use and disclosure of Personal Information and the Company and the Subsidiary are in compliance in all material respects with such policies. None of the representations or notices made or contained in any Privacy Policy are or have been inaccurate, misleading or deceptive or in violation of any applicable Privacy and Data Security Requirements. Within the three (3) years prior to Closing, there have been no claims, orders, undertakings, compliance agreements, investigations, actions or inquiries by a Governmental Entity or other Persons threatened against the Company and the Subsidiary alleging a violation of any Privacy and Data Security Requirements.

(b)

During the three (3) years prior to Closing, there has been no material interference with nor unauthorized access to or Processing of any Personal Information Processed by the Company and the Subsidiary, including any ransomware attacks.

(c)

The Company and the Subsidiary have lawful authority for sending commercial electronic messages, in compliance with Privacy and Data Security Requirements and have been in material compliance with such requirements during the three (3) year period prior to Closing. The Company and the Subsidiary have retained accurate and sufficient information and records upon which to ground such lawful authority.

(d)

Except as disclosed in Section 37(d) of the Company Disclosure Letter, the Company and the Subsidiary do not collect, use, disclose or otherwise Process Personal Information other than employee information and customer contact information.

38.	Opinion of Financial Advisor. The Board has received the Fairness Opinion.

39.

Brokers. Except for the engagement letters between the Company and the Financial Advisor and the fees payable under or in connection with such engagement and to legal counsel, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Company or the Subsidiary or is entitled to any fee, commission or other payment from the Company or the Subsidiary in connection with this Agreement or any other transaction contemplated by this Agreement.

40.

No “Collateral Benefit”. Except as disclosed in Section 40 of the Company Disclosure Letter, to the knowledge of the Company, no related party of the Company (within the meaning of Multilateral Instrument 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

41.	Board and Special Committee Approval.

(a)

As of the date hereof, the Special Committee, after consultation with its financial and legal advisors, has unanimously recommended that the Board approve the Arrangement and recommends that the Shareholders vote in favour of the Arrangement Resolution.

(b)

As of the date hereof, the Board, acting on the unanimous recommendation in favour of the Arrangement by the Special Committee and after consultation with its financial and legal advisors, has: (i) unanimously determined that the Arrangement is in the best interests of the Company and its Shareholders; (ii) resolved to unanimously recommend that the Shareholders vote in favour of the Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions or authorizations, and such determinations and resolutions are effective and unamended as of the date hereof. As of the date hereof, all of the directors and executive officers of the Company have advised the Company that they intend to vote or cause to be voted all Shares beneficially held by them in favour of the Arrangement Resolution and the Company shall make a statement to that effect in the Company Circular.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT

1.

Organization and Qualification. The Parent, and each of its Subsidiaries, including the Purchaser, is a corporation or other entity duly incorporated or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has the requisite power and capacity to own and lease its assets and properties and conduct its business as now conducted. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the Parent and each of its Subsidiaries is duly registered to carry on business in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or operated by it, or the nature of its activities make such registration necessary. The Purchaser is, directly or indirectly, a wholly-owned subsidiary of the Parent. The Purchaser has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

2.

Corporate Authorization. Each of the Purchaser and the Parent has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Purchaser and the Parent of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and the Parent and no other corporate proceedings on the part of the Purchaser or the Parent are necessary to authorize the execution and delivery by each of them of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby.

3.

Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Purchaser and the Parent, and constitutes a legal, valid and binding agreement of the Purchaser and the Parent enforceable against each of them in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.

Governmental Authorization. The execution, delivery and performance by each of the Purchaser and the Parent of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Purchaser or the Parent other than: (i) the Interim Order and any filings required in order to obtain, and approvals required by, the Interim Order; (ii) the Final Order, and any filings required in order to obtain the Final Order; (iii) filings with the Director under the CBCA; (iv) filings with the Securities Authorities, the SEC and the NYSE; (v) the Required Regulatory Approvals and (vi) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not be reasonably expected to, individually or in the aggregate, have a Parent Material Adverse Effect, or would not, individually, or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of the Parent and the Purchaser to consummate the Arrangement and the transactions contemplated thereby.

5.

Non-Contravention. The execution, delivery and performance by each of the Purchaser and the Parent of its obligations under this Agreement and the consummation of the Arrangement and the transactions contemplated hereby do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of the Constating Documents of the Purchaser or the Parent;

(b)	assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law;

(c)

require any consent or approval by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Purchaser, the Parent or any of their Subsidiaries is entitled under, any material Contract or any material Authorization to which the Purchaser, the Parent or any of their Subsidiaries is a party or by which the Purchaser, the Parent or any of their Subsidiaries is bound; or

(d)	result in the creation or imposition of any Lien upon any of the material properties or material assets of the Purchaser, the Parent or any of their Subsidiaries;

except, in the case of each of clauses (b) through (d), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

6.	Capitalization

(a)

The authorized capital of the Parent consists of 1,000,000,000 Parent Shares, 15,000,000 shares of class B common stock, and 100,000,000 shares of preferred stock. As of the close of business on the Business Day prior to the date of this Agreement, there were 133,742,535 Parent Shares, 12,058,614 shares of class B common stock and zero shares of preferred stock issued and outstanding. All outstanding Parent Shares have been duly authorized and validly issued, are fully paid and non-assessable. No Parent Shares have been issued in violation of any Law or any pre-emptive or similar rights applicable to them.

(b)

As of the close of business on the Business Day prior to the date of this Agreement there were 22,463,132 Parent Shares issuable upon the exercise of outstanding Parent Options, 1,551,933 Parent Shares issuable upon the exercise of outstanding Parent Warrants, zero Parent Shares issuable upon the exercise of outstanding Parent RSUs, and zero Parent Shares issuable upon the exercise of outstanding Parent SARs, zero Parent RSAs outstanding, and zero Parent Performance Awards outstanding. The Parent Equity Incentive Plan, Parent Employee Stock Purchase Plan, the Parent Warrant Agreements, and the issuance of securities thereunder, have been duly authorized in compliance with Law and the terms of such plan or agreement, as applicable.

(c)

Except for the rights under the Parent Equity Incentive Plan, including outstanding Parent Options, Parent Performance Awards, Parent RSAs, Parent RSUs, and Parent SARs, the rights under the Parent Employee Stock Purchase Plan, including outstanding Parent Shares, and the rights under the Parent Warrant Agreements, including the Parent Warrants, there are no:

(i)

options, subscriptions, equity-based awards, calls, rights, warrants, contingent value rights, phantom stock, convertible securities or similar securities convertible into or exchangeable or exercisable for Parent Shares, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind to which the Parent or any of its Subsidiaries are a party that obligate the Parent or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of the Parent or any of its Subsidiaries (or securities convertible into or exchangeable for such securities or equity interests), or give any Person a right to subscribe for or acquire, any securities of the Parent or any of its Subsidiaries;

(ii)

obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Parent or any of its Subsidiaries, or qualify securities for public distribution in Canada, the U.S. or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Parent or of any of its Subsidiaries; or

(iii)

notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Parent Shares on any matter except as required by Law.

(d)

The Consideration Shares to be issued pursuant to the Arrangement have been duly authorized and reserved for issuance and, upon issuance, will be validly issued as fully paid and non-assessable shares in the capital of the Purchaser, will not have been issued in violation of any pre-emptive rights or contractual rights to purchase securities and, subject to obtaining the Stock Exchange Approval, will be listed for trading on the NYSE.

7.

Registrant Status and Stock Exchange Compliance. The Parent is an SEC registrant. There is no order delisting, suspending or cease trading any securities of the Parent and, to the knowledge of the Parent, no investigation of the SEC is ongoing or threatened with respect to the Parent. The Parent Shares are listed for trading on the NYSE and are not listed or quoted on any market other than the NYSE, and the Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

8.

U.S. Securities Law Matters. The Parent Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act and the Parent is in compliance with its reporting obligation pursuant to Section 13 of the U.S. Exchange Act. Other than the Parent Shares, the Parent does not have, nor is it required to have, any class of securities registered under the U.S. Exchange Act. The Parent is not an investment company registered or required to be registered under the Investment Company Act of 1940, as amended. The Parent is not, and will not be at any time prior to the Effective Date, a “shell company” (as defined in Rule 405 of the U.S. Securities Act). The Parent has timely filed all material Parent Filings. The documents comprising the Parent Filings complied as filed in all material respects with U.S. Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. The Parent is not in default of any material requirements of any U.S. Securities Laws. Other than routine comments from the SEC on Parent Filings, there are no outstanding or unresolved comments in comment letters received from SEC staff with respect to any of the Parent Filings and, to the knowledge of the Parent, neither the Parent nor the Parent Filings is subject of an ongoing audit, review or investigation by the SEC.

9.

Financial Statements. Except as disclosed in the Parent Filings, the audited consolidated financial statements of the Parent as at and for the fiscal years ended December 31, 2020 and December 31, 2019, together with the notes thereto and the auditor’s report thereon (the “Parent Financial Statements”) have been prepared in conformity with U.S. GAAP, consistently applied throughout the periods involved. The Parent Financial Statements present fairly in all material respects the financial position, financial performance, results of operations, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries, on a consolidated basis, as at the dates and for the periods of the Parent Financial Statements.

10.	Disclosure Controls and Internal Controls over Financial Reporting.

(a)

The Parent has established and maintains a system of disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by the Parent in its annual filings, interim filings or other reports filed or submitted by it under U.S. Securities Laws is recorded, processed, summarized and reported within the time periods specified in U.S. Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Parent in its annual filings, interim filings or other reports filed or submitted under U.S. Securities Laws are accumulated and communicated to the Parent’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b)

The Parent has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

11.

No Material Undisclosed Liabilities. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, or otherwise, other than liabilities or obligations: (i) disclosed in the Parent Filings; (ii) not required to be set forth in the Parent Filings under U.S. GAAP; (iii) incurred in the Ordinary Course since January 1, 2020; (iv) incurred in connection with this Agreement (including any transaction expenses); (v) that relate to Taxes; or (vi) as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

12.

Absence of Certain Changes of Events. Since January 1, 2021 until the date of this Agreement, other than the transactions contemplated by this Agreement and as disclosed in the Parent Filings, the business of the Parent and its Subsidiaries has been conducted in the Ordinary Course and there has not occurred a Parent Material Adverse Effect.

13.

Compliance with Laws. Each of the Parent and each of its Subsidiaries is, and since January 1, 2021 has been, in compliance in all material respects with Law, except for any such non-compliances which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is, to the knowledge of the Parent, under any investigation with respect to, has been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Law from any Governmental Entity.

14.

Authorizations and Licences. The Parent and its Subsidiaries own, possess or have obtained all material Authorizations that are required by Law in connection with the operation of the business of the Parent and its Subsidiaries as presently conducted, except where the failure to own, possess or obtain any such Authorization would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Parent or its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each such Authorization is valid and in full force and effect as of the date hereof and is renewable by its terms or in the Ordinary Course, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date hereof, no action, investigation or proceeding is pending, or to the knowledge of the Parent, threatened, against the Parent or its Subsidiaries in respect of or regarding any such Authorization that could reasonably be expected to result in the suspension, loss or revocation of any such Authorizations.

15.

Litigation. There are no material claims, actions, suits, arbitrations or proceedings, or to the knowledge of the Parent, any inquiries or investigations pending, or, to the knowledge of the Parent, are there any material claims, actions, suits, arbitrations, proceedings, inquiries or investigations threatened, against the Parent or any of its Subsidiaries by or before any Governmental Entity that, if determined adverse to the interests of the Parent or any of its Subsidiaries, would, individually or in the aggregate, have a Parent Material Adverse Effect or would be reasonably expected to prevent or materially delay the consummation of the Arrangement or the transactions contemplated hereby. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Parent, threatened against or relating to the Parent or any of its Subsidiaries before any Governmental Entity. Neither the Parent nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would individually or in the aggregate, have a Parent Material Adverse Effect or that would be reasonably expected to prevent or materially delay the consummation of the Arrangement or the transactions contemplated hereby.

16.

Security Ownership. Neither the Purchaser, the Parent nor any of their respective affiliates or any other Person acting jointly or in concert with any of them, beneficially owns or controls, or will prior to the Effective Date beneficially own or control, any Shares or any securities that are convertible into or exchangeable or exercisable for Shares.

17.	Investment Canada Act. The Purchaser is a trade agreement investor and is not a state-owned enterprise, all within the meaning of the Investment Canada Act.

18.

Funds Available. The Parent has, and the Purchaser will have at the Effective Time, sufficient funds available to satisfy the aggregate Cash Consideration payable by the Purchaser pursuant to the Arrangement in accordance with the terms of this Agreement and the Plan of Arrangement, and to satisfy the Transaction Expenses and all other obligations payable by the Purchaser pursuant to this Agreement and the Arrangement.

19.

Freely Tradeable Shares. The Parent Shares to be issued pursuant to the Arrangement shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification for distribution, under Securities Laws and U.S. Securities Laws.

20.	Taxes. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a)	Each of the Parent and the Purchaser has timely filed all material Tax Returns required to be filed by them and all such Tax Returns are complete and correct in all material respects.

(b)

Each of the Parent and the Purchaser has paid or caused to be paid on a timely basis all material Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Parent. The Parent and the Purchaser have provided adequate accruals in accordance with U.S. GAAP in the most recently published consolidated financial statements of the Parent for any Taxes of the Parent and the Purchaser for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns.

(c)

Each of the Parent and the Purchaser has in all material respects withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

21.	Board Approval. Each of the board of directors of the Parent and the Purchaser has approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement.

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT, dated as of October 15, 2021, is by and among Spire Global, Inc., a corporation existing under the laws of the State of Delaware (the “Parent”), Spire Global Canada Acquisition Corp., a corporation existing under the laws of the Province of British Columbia (the “Purchaser”), and exactEarth Ltd., a corporation existing under the federal laws of Canada (the “Company”).

W I T N E S S E T H:

WHEREAS, the Parent, the Purchaser and the Company entered into an arrangement agreement dated September 13, 2021 (the “Arrangement Agreement”);

WHEREAS, the Parent, the Purchaser and the Company wish to amend the Plan of Arrangement in accordance with Section 8.1 of the Arrangement Agreement and Article 5 of the Plan of Arrangement;

WHEREAS, in this Amendment Agreement, all capitalized terms shall have the meanings given to them in the Arrangement Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.

AMENDMENTS TO THE ARRANGEMENT AGREEMENT

Section 1.1 Amendments

Schedule A to the Arrangement Agreement is hereby deleted in its entirety and replaced with Schedule A to this Amendment Agreement.

ARTICLE II.

GENERAL PROVISIONS

Section 1.1 Remainder of Arrangement Agreement

Except as expressly set forth herein, this Amendment Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Arrangement Agreement, all of which shall continue to be in full force and effect. On and after the date hereof, each reference in the Arrangement agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Arrangement Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Arrangement Agreement, will mean and be a reference to the Arrangement Agreement as amended by this Amendment Agreement.

Section 1.2 Representations and Warranties of the Parties

(1) The Company hereby represents and warrants to the Purchaser and the Parent and acknowledges and agrees that each of the Purchaser and the Parent is relying upon such representations and warranties in connection with the entering into of this Amendment Agreement and the consummation of the Arrangement, that the representations and warranties of the Company set forth in Paragraph (1) of Schedule C to the Arrangement Agreement and, mutatis mutandis, in Paragraph (2), Paragraph (3) and Paragraph (5) of Schedule C to the Arrangement Agreement are true and correct as of the date hereof.

(2) Each of the Purchaser and the Parent hereby represents and warrants to the Company and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Amendment Agreement and the consummation of the Arrangement, that the representations and warranties of the Purchaser and the Parent, as applicable, set forth in Paragraph (1) of Schedule D to the Arrangement Agreement and, mutatis mutandis, in Paragraph (2), Paragraph (3) and Paragraph (5) of Schedule D to the Arrangement Agreement are true and correct as of the date hereof.

Section 1.3 General Provisions

The provisions of Section 8.1 [Amendments], Section 8.3 [Notices], Section 8.6 [Third Party Beneficiaries], Section 8.7 [Waiver], Section 8.8 [Entire Agreement], Section 8.9 [Successors and Assigns, Section 8.10 [Severability], Section 8.11 [Governing Law], Section 8.12 [Rules of Construction], Section 8.13 [No Liability] and Section 8.14 [Language] of the Arrangement Agreement shall apply to this Amendment Agreement, mutatis mutandis.

Section 1.4 Counterparts

This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment Agreement to be duly executed on its behalf as of the day and year first above written.

EXACTEARTH LTD.

By:	/s/ Peter Mabson
Name: Peter Mabson
Title: Authorized Signing Officer

SPIRE GLOBAL CANADA ACQUISITION CORP.

By:	/s/ Ananda Martin
Name: Ananda Martin
Title: Authorized Signing Officer

SPIRE GLOBAL, INC.

By:	/s/ Peter Platzer
Name: Peter Platzer
Title: Authorized Signing Officer

SCHEDULE A

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1 Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Affected Securities” means, collectively, the Shares, Company Options, DSUs and RSUs.

“Affected Securityholders” means, collectively, the Shareholders, the holders of Company Options, the holders of DSUs and the holders of RSUs.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and Section 5.1 or made at the direction of the Court in accordance with the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement made as of September 13, 2021 among the Company, the Parent and the Purchaser (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered at the Company Meeting by Shareholders, substantially in the form set out in Schedule B to the Arrangement Agreement.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or Vienna, Virginia.

“Cash Consideration” means, for each Share, $2.5009 in cash.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Company” means exactEarth Ltd., a corporation incorporated under the laws of Canada.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Company Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.

“Company Options” means the outstanding options to purchase Shares issued pursuant to the Stock Option Plan.

“Company Share Reference Price” means the volume weighted averages of the trading price of the Shares on the Toronto Stock Exchange per day as displayed under the VWAP function on the “XCT CT EQUITY” Bloomberg page (or its equivalent successor if such page is not available) on each of the five consecutive trading days immediately before the Effective Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Consideration” means, collectively, the Cash Consideration and the Share Consideration.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Depositary” means Computershare Investor Services Inc. or such other Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” has the meaning specified in Section 3.1.

“Dissenting Holder” means a registered Shareholder as of the record date for the Company Meeting who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of its Shares, but only in respect of the Shares in respect of which Dissent Rights are validly exercised by such registered Shareholder.

“DSU Plan” means the Company’s Deferred Share Unit Plan effective as of February 4, 2016, as amended.

“DSUs” means the outstanding deferred share units issued under the DSU Plan.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency, political party, royal family or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, supervisory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Law” means, with respect to any Person, any and all applicable law, constitution, treaty, convention, ordinance, by-law, code, rule, regulation, order, injunction, judgment, decree, ruling, award or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, standards, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Lien” means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim or lien (statutory or otherwise), in each case, whether contingent or absolute.

“Letter of Transmittal” means the letter of transmittal sent to registered holders of Shares for use in connection with the Arrangement, in the form accompanying the Company Circular (which shall be reasonably acceptable to Purchaser), which shall specify that delivery shall be effected, and risk of loss and title to the Share certificates shall pass, only upon proper delivery of the Share certificates (or effective affidavits of loss in lieu thereof) to the Depositary and which shall be in such form and have such other customary provisions as the Company may specify (which shall be reasonably acceptable to Purchaser).

“Net Option Surrender Shares” has the meaning specified in Section 2.3(b).

“NYSE” means the New York Stock Exchange.

“Parent” means Spire Global, Inc.

“Parent Shares” means the shares of class A common stock in the authorized share capital of Parent.

“Parent Share Reference Price” means the volume weighted averages of the trading price of the Parent Shares on the NYSE per day as displayed under the VWAP function on the “SPIRE US EQUITY” Bloomberg page (or its equivalent successor if such page is not available) on each of the five consecutive trading days immediately before the Effective Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Parties” means, collectively, the Company, the Parent and the Purchaser and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations hereto made in accordance with the Arrangement Agreement and Section 5.1 or made at the direction of the Court in accordance with the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Purchaser” means Spire Global Canada Acquisition Corp., a corporation incorporated under the laws of the province of British Columbia.

“Purchaser Loan” means a non-interest bearing demand loan from the Purchaser to the Company denominated in Canadian dollars in an aggregate principal amount equal to the aggregate Transaction Expenses to be paid by the Company in connection with the Arrangement Agreement, which shall be evidenced by way of a non-interest bearing demand promissory note granted by the Company in favour of the Purchaser.

“RSUs” means the outstanding restricted share units issued under the Share Unit Plan.

“RSU Surrender Shares” has the meaning specified in Section 2.3(c).

“Shareholders” means the registered and/or beneficial holders of Shares, as the context requires.

“Share Consideration” means, for each Share, 0.1 Parent Shares.

“Share Unit Plan” means the amended and restated share unit plan of the Company dated as of April 28, 2021.

“Shares” means the common shares in the capital of the Company and includes, for greater certainty, the Net Option Surrender Shares and the RSU Surrender Shares issued upon the valid exercise of Company Options or the settlement of RSUs, as applicable.

“Stock Option Plan” means the amended and restated stock option plan of the Company dated as of April 28, 2021.

“Tax Act” means the Income Tax Act (Canada).

1.2	Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(1)

Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)	Currency. All references to dollars or to $ are references to Canadian dollars, unless specified otherwise.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(5)

Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(6)

Computation of Time. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(7)	Time References. References to time herein or in any Letter of Transmittal are to local time, Toronto, Ontario.

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Purchaser, the Parent, the Company, all holders and beneficial owners of securities of the Company, including the Shares, Company Options, DSUs and RSUs and including Dissenting Holders, the register and transfer agent of the Company, the Depositary and all other Persons, at and after, the Effective Time without any further act or formality required on the part of any Person.

2.3	Arrangement

At the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five minute intervals starting at the Effective Time:

(a)

the nominating rights agreement between the Company and Ewing Morris & Co. Investment Partners Ltd. and the amended and restated nominating rights agreement between the Company and Hisdesat Servicios Estratégicos, S.A., each dated as of December 13, 2018, will be terminated;

(b)	the Purchaser shall make the Purchaser Loan;

(c)

each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Stock Option Plan, shall be deemed to be unconditionally vested and exercisable, and such Company Option shall, without any further action by or on behalf of a holder of Company Options, be deemed to be assigned and transferred by such holder to the Company in exchange for the issuance by the Company of that number of Shares rounded down to the nearest whole Share (the “Net Option Surrender Shares”) equal to (i) the number of Shares subject to such Option immediately prior to the Effective Time minus (ii) the number of Shares that, when multiplied by the Company Share Reference Price, is equal to the aggregate exercise price of such Company Option, and for greater certainty, where such amount is negative, no Net Option Surrender Shares shall be issued, and the holder of such Company Option shall be, and shall be deemed to be, the holder of such Net Option Surrender Shares and the register of the Shares maintained by or on behalf of the Company shall be, and shall be deemed to be, revised accordingly, but the holder of such Company Option shall be not be entitled to a certificate or other document representing the Net Option Surrender Shares so issued, and each such Company Option shall immediately be cancelled;

(d)

each RSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Share Unit Plan, shall be deemed to be unconditionally vested, and such RSU shall, without any further action by or on behalf of a holder of RSUs, be deemed to be assigned and transferred by such holder to the Company in exchange for the issuance by the Company of that number of Shares rounded down to the nearest whole Share (the “RSU Surrender Shares”) equal to the number of Shares subject to such RSU immediately prior to the Effective Time, and the holder of such RSU shall be, and shall be deemed to be, the holder of such number of RSU Surrender Shares and the register of the Shares maintained by or on behalf of the Company shall be, and shall be deemed to be, revised accordingly, but the holder of such RSU shall be not be entitled to a certificate or other document representing the RSU Surrender Shares so issued, and each such RSU shall immediately be cancelled;

(e)

each DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the DSU Plan, shall be deemed to be unconditionally vested, and such DSU shall, without any further action by or on behalf of a holder of DSUs, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company equal to: (i) the Cash Consideration, plus (ii) the Share Consideration for one Share multiplied by the Parent Share Reference Price, less applicable withholdings, and each such DSU shall immediately be cancelled;

(f)

(i) each holder of Company Options, RSUs and DSUs shall cease to be a holder of such Company Options, RSUs and DSUs, (ii) such holder’s name shall be removed from each applicable register, (iii) the Stock Option Plan, the Share Unit Plan and the DSU Plan and all agreements relating to the Company Options, RSUs and DSUs shall be terminated and shall be of no further force and effect, and (iv) such holder shall thereafter have only the right to receive the consideration to which they are entitled pursuant to Section 2.3(c), Section 2.3(d) and Section 2.3(e) at the time and in the manner specified in Section 2.3(c), Section 2.3(d) and Section 2.3(e);

(g)

each of the Shares held by Dissenting Holders shall be deemed to have been transferred without any further act or formality to the Purchaser in consideration for a debt claim against the Purchaser for the amount determined under Article 3, and:

(i)

such Dissenting Holders shall cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to be paid fair value by the Purchaser for such Shares as set out in Section 3.1;

(ii)	such Dissenting Holders’ names shall be removed as the holders of such Shares from the registers of Shares maintained by or on behalf of the Company; and

(iii)

the Purchaser shall be deemed to be the legal and beneficial owner of such Shares so transferred, free and clear of all Liens, and shall be entered in the register of Shares maintained by or on behalf of the Company;

(h)

each Share outstanding immediately prior to the Effective Time (including, for greater certainty, the Net Option Surrender Shares and the RSU Surrender Shares issued pursuant to Section 2.3(c) and 2.3(d), respectively), other than Shares held by a Dissenting Holder, shall, without any further action by or on behalf of a holder of Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser in exchange for the Consideration, and:

(i)

the holders of such Shares shall cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to be paid the Consideration by the Purchaser in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Shares maintained by or on behalf of the Company; and

(iii)

the Purchaser shall be deemed to be the legal and beneficial owner of such Shares so transferred, free and clear of all Liens, and shall be entered in the register of the Shares maintained by or on behalf of the Company, such that following the transactions contemplated by Section 2.3(g) and 2.3(h), Purchaser shall be the legal and beneficial owner of 100% of the Shares.

ARTICLE 3

RIGHTS OF DISSENT

3.1 Rights of Dissent

Registered Shareholders as of the record date for the Company Meeting may exercise dissent rights with respect to the Shares held by such holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and this Section 3.1; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Holders who duly exercise their Dissent Rights shall be deemed to have transferred the Shares held by them and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens, as provided in Section 2.3(g) and if they:

(a)

ultimately are entitled to be paid fair value for such Shares: (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(g)); (ii) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to the Purchaser in accordance with Section 2.3(g); (iii) will be entitled to be paid, subject to Section 4.4, the fair value of such Shares, which fair value, notwithstanding anything to the contrary contained in Part XV of the CBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted; and (iv) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Shares; or

(b)

ultimately are not entitled, for any reason, to be paid fair value for such Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Shares who did not deposit with the Depositary a duly completed Letter of Transmittal (and shall be entitled to receive the Consideration in the same manner as such non-dissenting holder of Shares).

3.2	Recognition of Dissenting Holders

(a)

In no circumstances shall the Purchaser or the Company or any other Person be required to recognize a Person exercising Dissent Rights (i) unless as of the deadline for exercising Dissent Rights (as set forth in Section 3.1), such Person is the registered holder of those Shares in respect of which such Dissent Rights are sought to be exercised; (ii) if such Person has voted or instructed a proxy holder to vote such Shares in favour of the Arrangement Resolution; or (iii) unless such Person has strictly complied with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the completion of the transfer under Section 2.3(g).

(b)

For greater certainty, in no case shall the Purchaser or the Company or any other Person be required to recognize Dissenting Holders as holders of Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.3(g), and the names of such Dissenting Holders shall be removed from the registers of holders of the Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.3(g) occurs. In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Options or holders of DSUs or RSUs; (ii) Shareholders who vote or have instructed a proxyholder to vote such Shares in favour of the Arrangement Resolution (but only in respect of such Shares); (iii) Persons who, as of the deadline for exercising Dissent Rights, are not registered holders of Shares in respect of which Dissent Rights are sought to be exercised; or (iv) Persons who have not strictly complied with the procedures for exercising Dissent Rights or Persons who have withdrawn their exercise of Dissent Rights prior to the Effective Time.

ARTICLE 4

CERTIFICATES AND PAYMENTS

4.1	Payment and Delivery of Consideration

(a)

Prior to the filing of the Articles of Arrangement, the Purchaser shall deposit, or arrange to be deposited, with the Depositary and for the benefit of Affected Securityholders, sufficient Parent Shares to satisfy the aggregate Share Consideration payable to the Shareholders in accordance with Section 2.3, the aggregate amount of cash to satisfy the aggregate Cash Consideration payable in accordance with Section 2.3 and the aggregate amount of cash to satisfy the payment to Shareholders in lieu of fractional Parent Shares in accordance with Section 4.5.

(b)

Upon surrender to the Depositary for cancellation of a certificate or instrument which immediately prior to the Effective Time represented outstanding Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary or the Purchaser may reasonably require (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement, it being understood that any reference herein to “certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Shares), the holders holding Shares formerly represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Consideration which such holder has the right to receive under this Plan of Arrangement for such Shares, including the cash payment in lieu of fractional Parent Shares in accordance with Section 4.5, less any amounts withheld pursuant to Section 4.3, and any certificate or instrument so surrendered shall forthwith be cancelled.

(c)

On or as soon as practicable after the Effective Date, the Depositary shall deliver, on behalf of the Company, to each holder of DSUs as reflected on the register maintained by or on behalf of the Company in respect of DSUs, a cheque representing the cash payment, if any, which such holder of DSUs has the right to receive under this Plan of Arrangement for such DSUs, less any amount withheld pursuant to Section 4.3. Notwithstanding the foregoing, at the election of the Purchaser and the Company, the Company shall be entitled to pay any such amounts payable to holders of DSUs pursuant to its payroll service provider no later than the Company’s next regularly scheduled payroll date following the Effective Date.

(d)

Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented Shares, shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing Shares that were transferred pursuant to

Section 2.3, and not duly surrendered with all other instruments required by this Section 4.1, on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature in the Consideration or against or in the Company, Parent or the Purchaser or any of their respective Affiliates. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Company, as applicable, and the Cash Consideration forming part of such Consideration shall be paid or returned over by the Depositary to the Purchaser or as directed by the Purchaser and the Share Consideration forming part of the Consideration shall be deemed to be cancelled.

(e)

In the event of the surrender of a certificate of Shares that is not registered in the transfer records of the Company under the name of the Person surrendering such certificate, the Consideration to which the registered holder is entitled pursuant to Section 2.3 shall be paid to such a transferee if such certificate is presented to the Depositary and such certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of Purchaser that (i) any applicable stock transfer Taxes or any other Taxes required by reason of such payments being made in a name other than the registered holder have been paid or (ii) no such Taxes are payable.

(f)

Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Affected Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

(g)

No holder of Affected Securities shall be entitled to receive any consideration with respect to such Affected Securities other than any consideration to which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 less any amount withheld pursuant to Section 4.3 and, for greater certainty, subject to Section 4.6, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration and cash (in lieu of fractional Parent Shares) deliverable in accordance with such holder’s duly completed and executed Letter of Transmittal. When authorizing such payment or delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration and cash (in lieu of fractional Parent Shares) is to be delivered shall as a condition precedent to the delivery of such Consideration and cash (in lieu of fractional Parent Shares), give a bond satisfactory to the

Purchaser and the Depositary (each acting reasonably) in such sum as the Purchaser may direct (acting reasonably), or otherwise indemnify the Parent, the Purchaser and the Company and their respective Affiliates in a manner satisfactory to the Parent, the Purchaser and the Company, each acting reasonably, against any claim that may be made against the Parent, the Purchaser and the Company or their respective Affiliates with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Rounding of Cash

In any case where the aggregate cash amount payable to a particular holder of Affected Securities under the Arrangement would, but for this provision, include a fraction of a cent, the amount payable shall be rounded down to the nearest whole cent.

4.4	Withholding Rights

(a)

The Purchaser, the Parent, the Company, the Depositary and any other Person that has any withholding obligation with respect to any amount paid or deemed paid hereunder, as applicable, shall be entitled to deduct and withhold or direct the Purchaser, the Parent, the Company or the Depositary to deduct and withhold on their behalf, from any amount otherwise payable or deliverable to any Person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 3.1 hereof and including, by way of deduction from the consideration payable for the Company Options, RSUs or DSUs), such amounts as the Purchaser, Parent, the Company, the Depositary or such Person, as applicable, are required to deduct and withhold, or reasonably believe to be required to deduct and withhold, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the amount otherwise payable or deliverable pursuant to this Plan of Arrangement and shall be treated for all purposes under this Plan of Arrangement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity. The Purchaser will (i) promptly notify the Company if it becomes aware of any such deduction or withholding, and (ii) remit any withheld or deducted amounts to the appropriate Governmental Entity within the time required by applicable Law. For greater certainty, the Purchaser may withhold from the Consideration payable to a former holder of Company Options, RSUs or DSUs any amounts which are required to satisfy a withholding obligation of the Company arising on the settlement of Company Options, RSUs or DSUs pursuant to the Plan of Arrangement, and any amounts so withheld may be remitted by the Purchaser to the applicable Governmental Entity or may be paid by the Purchaser to the Company for the Company to remit to the applicable Governmental Entity.

(b)

To the extent that the amount so required to be deducted or withheld from any payment to a holder of Shares, holder of Company Options or holder of RSUs exceeds the cash component, if any, of the consideration otherwise payable to such Person or has not been deducted from the Company Options or RSUs, the Purchaser, the Parent, the Company and the Depositary are hereby authorized to withhold and sell or otherwise dispose of, or direct the Purchaser, the Parent, the Company and the Depositary to deduct and withhold and sell on their behalf, on their own account or through a broker, and on behalf of such holder, or require such holder to irrevocably direct the sale through a broker and irrevocably direct the broker pay the proceeds of such sale to the Purchaser, the Parent, the

Company or the Depositary as appropriate (and, in the absence of such irrevocable direction, such holder shall be deemed to have provided such irrevocable direction), such portion of the Parent Shares issuable to the holder as is necessary to provide sufficient funds to the Company, the Purchaser, the Parent or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement, and the Purchaser, the Parent, the Company or the Depositary shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale (after deduction of all fees, commissions or costs in respect of such sale) to the appropriate Governmental Entity and shall remit to such holder any unapplied balance of the net proceeds of such sale. Any sale will be made at prevailing market prices and none of the Company, the Purchaser, the Parent or the Depositary shall be liable to any holder of Shares, holder of Company Options or holder of RSUs in respect of a particular price for the Parent Shares so sold, the manner or timing of such sales or otherwise. Notwithstanding the foregoing, in lieu of having the Parent Shares sold or otherwise disposed of, (i) holders of Company Options or RSUs may provide cash to the Company, the Purchaser or the Depository, as applicable, to fund any required withholding taxes, provided the cash delivered is sufficient to satisfy any remittance in full and is received at least five business days before the remittance by the Company, the Purchaser or the Depository, as applicable, of any withholding is due or (ii) the holder of Company Options or RSUs may direct the Company or the Purchaser to deduct any required withholding taxes from any amounts owing by the Company to the holder of Company Options or RSUs (pursuant to this Plan of Arrangement or otherwise) to fund all or any portion of such required withholding taxes.

4.5	No Fractional Parent Shares

In no event shall any holder of Shares be entitled to a fractional Parent Share. Where the aggregate number of Parent Shares to be issued to a Shareholder as Share Consideration under this Plan of Arrangement would result in a fraction of a Purchaser Share being issuable, then the number of Parent Shares to be issued to such Shareholder shall be rounded down to the nearest whole number. In lieu of such fractional Parent Share, each holder of Shares otherwise entitled to a fractional interest in a Parent Share will be entitled to receive a cash payment equal to such fractional interest multiplied by the Parent Share Reference Price, rounding down to the nearest whole cent.

4.6	Post-Effective Time Dividends and Distributions

(a) No dividends or other distributions declared or made after the Effective Time with respect to Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 2.3.

(b) All dividends and distributions made after the Effective Time with respect to any Parent Shares allotted and issued pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the holder of such Parent Shares. All monies received by the Depositary shall be invested by it in interest bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. Subject to this Section 4.6, the Depositary shall pay and deliver to any such holder, as soon as reasonably practicable after application therefor is made by such holder to the Depositary in such form as the Depositary may reasonably require, such dividends and distributions and any interest thereon to which such holder is entitled pursuant to the Arrangement, net of any applicable withholding and other taxes.

4.7	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

4.8	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all securities of the Company issued and outstanding prior to the Effective Time, including Affected Securities, (b) the rights and obligations of the holders (registered or beneficial) of such securities, the Company, the Purchaser and their respective Affiliates, the Depositary and any registrar, transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any securities of the Company shall be deemed to have been settled, compromised, released and determined without liability whatsoever except as set forth in this Plan of Arrangement.

ARTICLE 5

AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)

The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and the Purchaser, each acting reasonably, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to the Affected Securityholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to or at the Company Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Shareholders voting in the manner directed by the Court. Any amendment, modification or supplement to this Plan of Arrangement may be made following the granting of the Final Order without filing such amendment, modification or supplement with the Court or seeking Court approval, provided that it (i) concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the interest of any holders of Affected Securities or (ii) is an amendment contemplated in Section 5.1(d) .

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Affected Securities.

ARTICLE 6

FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.